UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

TREEHOUSE FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE

This Amendment No. 1 to the definitive proxy statement of TreeHouse Foods, Inc., filed on March 6, 2012, is being filed solely to file the complete proxy card which was inadvertently omitted from the initial filing.

TREEHOUSE FOODS, INC.

2021 SPRING ROAD

SUITE 600

OAK BROOK, ILLINOIS 60523

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ON APRIL 26, 2012

You are cordially invited to attend the Annual Meeting of Stockholders of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) that will be held at 2015 Spring Road, Lower Level, Conference Room A, Oak Brook, Illinois 60523, on Thursday, April 26, 2012 at 9:00 a.m., Central Time.

Once again, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about March 16, 2012, we will mail to our stockholders who have not already requested paper material, a notice (“Notice”) containing instructions on how to access our 2012 Proxy Statement and annual report and vote online. All stockholders who have elected to continue to receive paper material will receive a copy of the Proxy Statement and annual report by mail. The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and annual report over the Internet, if you received them by mail this year.

At the Annual Meeting you will be asked to vote on the following matters:

1.	To elect three directors to hold office until the 2015 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012;

3.	To provide an advisory vote to approve the Company’s executive compensation;

4.	To approve the amendment and restatement of our Equity and Incentive Plan, including an increase in the number of shares subject to the plan.

The matters listed above are fully discussed in the Proxy Statement accompanying this Notice. A copy of our 2011 Annual Report is also enclosed.

The record date for the Annual Meeting is March 5, 2012. Only stockholders of record as of March 5, 2012 are entitled to notice of and to vote at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thomas E. O’Neill

Corporate Secretary

March 6, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2012

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Our Proxy Statement and our annual report are available at http://bnymellon.mobular.net/bnymellon/ths/. Our Proxy Statement includes information on the following matters, among other things:

•	The date, time and location of the Annual Meeting;

•	A list of the matters being submitted to the stockholders for approval; and

•	Information concerning voting in person at the Annual Meeting.

If you want to receive a paper copy or e-mail of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy to BNY Mellon Shareowner Services by telephone at 1-888-313-0164, by email at shrrelations@bnymellon.com or online at http://www.proxyvoting.com or contact the Company’s Investor Relations Department directly at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1331. Please make your request on or before April 12, 2012 to facilitate timely delivery.

i

Page
General Compensation Matters	26
EXECUTIVE COMPENSATION	28
2011 Summary Compensation Table	28
Details Behind All Other Compensation Columns	29
2011 Grants of Plan Based Awards	30
Employment Agreements	31
Awards	32
2011 Outstanding Equity Awards at Fiscal Year-End	33
2011 Option Exercises and Stock Vested	34
2011 Non-Qualified Deferred Compensation	35
Potential Payments Upon Termination or Change in Control	35
2011 DIRECTOR COMPENSATION	40
Cash Compensation	40
Equity-Based Compensation	41
Board Stock Ownership and Age Requirements	41
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	41
COMMITTEE REPORTS	41
REPORT OF THE AUDIT COMMITTEE	42
REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	42
REPORT OF THE COMPENSATION COMMITTEE	43
FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	43
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	44
ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION (PROPOSAL 3)	44
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR EQUITY AND INCENTIVE PLAN, INCLUDING AN INCREASE IN THE NUMBER OF SHARES SUBJECT TO THE PLAN (PROPOSAL 4)	46
The Amendments to the Plan	46
Description of the Equity and Incentive Plan	47
Equity Compensation Plan Information	52
New Plan Benefits Table	53
STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS	54
HOUSEHOLDING	54
STOCKHOLDER COMMUNICATION WITH THE BOARD	54
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	54
OTHER MATTERS	54
APPENDIX A — TREEHOUSE FOODS, INC. EQUITY AND INCENTIVE PLAN	A-1
APPENDIX B — CORPORATE GOVERNANCE GUIDELINES: DIRECTOR INDEPENDENCE	B-1

ii

TREEHOUSE FOODS, INC.

2021 SPRING ROAD

SUITE 600

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

We are furnishing this Proxy Statement (“Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of TreeHouse Foods, Inc. (“TreeHouse,” “Company,” “we,” “us,” or “our,” as the context requires) for use in voting at the Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held at 2015 Spring Road, Lower Level, Conference Room A, Oak Brook, Illinois 60523, on Thursday, April 26, 2012, at 9:00 a.m. (Central Time). This Proxy Statement is being sent to stockholders on or about March 16, 2012.

The solicitation of proxies from the stockholders is being made by the Board and management of the Company. The costs of this solicitation, including the cost of preparing and mailing the Proxy Statement, the proxy card, notice of the Meeting and annual report, are being paid for by the Company.

Who May Vote

If you are a stockholder of record on March 5, 2012, you are entitled to vote at the Meeting. As of that date, there were 35,953,420 shares of the Company’s common stock (“Common Stock”) outstanding, the only class of voting securities outstanding. You are entitled to one vote for each share of common stock you own, without cumulation, on each matter to be voted upon at the Meeting.

How Proxies Work

Only votes cast in person at the Meeting or received by proxy before the beginning of the Meeting will be counted at the Meeting. Giving us your proxy means you authorize us to vote your shares at the Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three convenient ways:

•	By Internet: Go to http://www.proxyvoting.com/ths and follow the instructions.

•	By Telephone: Call toll-free 1-866-540-5760 and follow the instructions.

•	By Mail: Complete, sign, date and return your proxy card in the enclosed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Central Time) on April 25, 2012.

As permitted by Securities and Exchange Commission (“SEC”) rules, TreeHouse is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On or about March 16, 2012, we will mail our stockholders a notice (“Notice”) containing instructions on how to access this Proxy Statement and our annual report and vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

If your proxy is properly returned, the shares it represents will be voted at the Meeting in accordance with your instructions. If you execute and return your proxy but do not give specific instructions, your shares will be voted as follows:

•	FOR the election of each of the three nominees for director set forth herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2012;

•

FOR the advisory approval of the compensation of the Company’s named executive officers (“NEOs”) as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation;”

•	FOR the approval of the amendment and restatement of our Equity and Incentive Plan, including an increase in the number of shares subject to the plan; and

•	with respect to any other matter that may properly come before the Meeting, at the discretion of the persons voting the respective proxies.

The Board does not intend to bring any matters before the Meeting except those indicated in the Notice. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Shares Held Through a Bank, Broker or Other Nominee

If you are the beneficial owner of shares held in “street name” through a bank, broker or other nominee, such bank, broker or nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items, for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal concerning the ratification of the independent registered public accounting firm (Proposal 2)  is discretionary. All other proposals to be voted on at the Meeting are non-discretionary.

Quorum

Stockholders of record may vote their proxies by telephone, Internet or mail. By using your proxy to vote in one of these ways, you authorize any of the three officers whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the Meeting must be present in person or represented by proxy to constitute a quorum. Of course, if you attend the Meeting, you may vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy. Abstentions and broker non-votes (as described below under the heading “— Required Vote”) are counted for purposes of determining whether a quorum is met.

Revoking a Proxy

Submitting your proxy now will not prevent you from voting your shares at the Meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the Meeting by:

•

delivering to Thomas E. O’Neill, our Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, a signed written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or

•	attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, revoke your proxy; you must also vote in person at the Meeting).

Required Vote

The election of the nominees for director (Proposal 1) in an uncontested election will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such nominee. The ratification of the selection of our independent registered public accounting firm (Proposal 2), the advisory approval of the compensation of the Company’s NEOs as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation” (Proposal 3), the approval of the amendment and restatement of our Equity and Incentive Plan, including an increase in the number of shares subject to the plan (Proposal 4), and the approval of any other matter that may properly come before the Meeting will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such proposal. Votes cast as “for” or “against” are counted as a vote, while votes cast as abstentions will not be counted as a vote but will be counted for purposes of determining a quorum. Accordingly, abstentions will have the effect of a negative vote. So-called “broker non-votes” (brokers failing to vote by proxy shares of the common stock held in nominee name for customers on any non-discretionary matters) will not be counted as a vote at the Meeting and will not have a direct impact on any non-discretionary proposal.

Resignation Policy

Our Corporate Governance Guidelines utilize a resignation policy in the election of directors. Accordingly, if an incumbent director nominee receives a greater number of votes marked “against” his or her election than votes marked “for” his or her election, that nominee is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process.

ELECTION OF DIRECTORS (PROPOSAL 1)

We have a classified Board consisting of three classes. At each annual meeting a class of directors is elected for a term of three years to succeed any directors whose terms are expiring. We believe this classified board structure is appropriate for the Company. Given the size of the Company, we may experience difficulty in identifying and recruiting individuals to serve as directors. Obtaining a three-year commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business and the markets in which we operate. The Board believes that such long-term institutional knowledge benefits TreeHouse and enables the Board to better consider and provide long-term strategic planning.

At the Meeting, you will elect a total of three directors to hold office, subject to the provisions of the Company’s By-Laws, until the annual meeting of stockholders in 2015 and until their successors are duly elected and qualified. Unless you indicate otherwise, the shares represented by your proxy will be voted FOR the election of Messrs. Frank J. O’Connell, Terdema L. Ussery, II, and David B. Vermylen, the nominees set forth below. The affirmative vote of a majority of the votes cast is required to elect each director. In other words, the number of votes “for” a director must exceed the number of votes “against” a director in order to elect such director. For information regarding our resignation policy, see “Summary of the Annual Meeting — Resignation Policy” in this Proxy Statement.

Messrs. O’Connell, Ussery, and Vermylen have each agreed to be nominated and to serve as a director if elected. However, if any nominee at the time of his or her election is unable or unwilling to serve, or is otherwise unavailable for election, and as a result, another nominee is designated by the Board, then you or your designee will have discretion and authority to vote or refrain from voting for such nominee.

Proposal 1 — Election of Directors

Election of Frank J. O’Connell— Continuing in office — Term expiring 2015

The Nominating and Corporate Governance Committee has recommended and the Board has nominated Mr. O’Connell for re-election to the Company’s Board. Certain information about Mr. O’Connell is set forth below.

FRANK J. O’CONNELL was elected as a Director on June 6, 2005. Since June 2004, Mr. O’Connell has served as a senior partner of The Parthenon Group, a consulting firm. From November 2000 to June 2002, Mr. O’Connell served as President and Chief Executive Officer of Indian Motorcycle Corporation. From June 2002 to May 2004, Mr. O’Connell served as Chairman of Indian Motorcycle Corporation. Indian Motorcycle Corporation was liquidated under applicable California statutory procedures in January 2005. From 1996 to 2000, Mr. O’Connell served as Chairman, President and Chief Executive Officer of Gibson Greetings, Inc. From 1991 to 1995, Mr. O’Connell served as President and Chief Operating Officer of Skybox International. Mr. O’Connell has previously served as President of Reebok Brands, North America, President of HBO Video and Senior Vice President of Mattel’s Electronics Division. Mr. O’Connell holds a B.A. and an M.B.A. from Cornell University. Mr. O’Connell is a member of the Audit and Compensation Committees of the Company’s Board. As an experienced financial and operational leader with companies in a variety of industries, Mr. O’Connell brings a broad understanding of the operating priorities across diverse industries to the Board. Mr. O’Connell’s strategic consulting experience has contributed significantly to our strategic acquisition approach and extensive due diligence of food industry sectors and target companies.

Election of Terdema L. Ussery, II — Continuing in office — Term expiring 2015

The Nominating and Corporate Governance Committee has recommended and the Board has nominated Mr. Ussery for re-election to the Company’s Board. Certain information about Mr. Ussery is set forth below.

TERDEMA L. USSERY was elected as a Director on June 6, 2005. Since April 1997, Mr. Ussery has served as the President and Chief Executive Officer of the Dallas Mavericks, a professional basketball team. Since September 2001, Mr. Ussery has also served as Chief Executive Officer of HDNet, a provider of high definition television programming. From 1993 to 1996, Mr. Ussery served as the President of Nike Sports Management. From 1991 to 1993, Mr. Ussery served as Commissioner of the Continental Basketball Association (the “CBA”). Prior to becoming Commissioner, Mr. Ussery served as Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. From 1987 to 1990, Mr. Ussery was an attorney at Morrison & Foerster LLP. In addition to our Board, Mr. Ussery currently serves on, or has previously served on, the boards of directors of The Timberland Company and Entrust, Inc. He also serves on the Advisory Board of Wingate Partners, LP and as Chairman of the Board of Commissioners of the Dallas Housing Authority. Mr. Ussery holds a B.A. from Princeton University, an M.P.A. from Harvard University and a J.D. from the University of California at Berkeley. Mr. Ussery is our Lead Independent Director and a member of the Nominating and Corporate Governance Committee of our Board. As the President and CEO of the Dallas Mavericks and the CEO of HDNet, Mr. Ussery brings operating, management experience, leadership capabilities, financial knowledge and business acumen to the Board. Mr. Ussery’s experience on other boards adds significantly to governance, compensation and public relations matters.

Election of David B. Vermylen — Continuing in office — Term expiring 2015

The Nominating and Corporate Governance Committee has recommended and the Board has nominated Mr. Vermylen for re-election to the Company’s Board. Certain information about Mr. Vermylen is set forth below.

DAVID B. VERMYLEN was elected as a Director on August 6, 2009. Mr. Vermylen has been a Senior Advisor to TreeHouse since July 1, 2010. Mr. Vermylen held the positions of President and Chief Operating Officer for TreeHouse, from January 27, 2005 to July 1, 2011. Prior to joining us, Mr. Vermylen was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to October 2002, Mr. Vermylen served as President and Chief Executive Officer of Keebler Foods, a division of Kellogg Company. Prior to becoming Chief Executive Officer of Keebler, Mr. Vermylen served as the President of Keebler Brands from January 1996 to February 2001. Mr. Vermylen served as the Chairman, President and Chief Executive Officer of Brother’s Gourmet Coffee, and Vice President of Marketing and Development and later President and Chief Executive Officer of Mother’s Cake and Cookie Co. His prior experience also includes three years with the Fobes Group and fourteen years with General Foods Corporation where he served in various marketing positions. In addition to our Board, Mr. Vermylen currently serves on or has previously served on the boards of directors of Aeropostale, Inc. and Birds Eye Foods, Inc. Mr. Vermylen holds a B.A. from Georgetown University and an M.B.A. from New York University. Mr. Vermylen has proven to be a strong addition to the Board. Mr. Vermylen has a deep understanding of the Company and he brings insight and knowledge from his executive experience at other companies in the food industry and service on public company boards.

RECOMMENDATION:

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL

DIRECTOR NOMINEES TO SERVE ON THE COMPANY’S BOARD

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

Deloitte & Touche LLP audited our financial statements for fiscal year 2011 and has been selected by the Audit Committee of our Board to audit our financial statements for fiscal year 2012. A representative of Deloitte & Touche LLP will attend the Meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of Deloitte & Touche LLP is not required by our By-laws. However, our Board is submitting the selection of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm if they determine such a change would be in the best interests of the Company and the Company’s stockholders.

The affirmative vote of a majority of the votes cast is required to approve this Proposal 2.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered in fiscal years 2010 and 2011, see “Fees Billed by Independent Registered Public Accounting Firm” on page 43 in this Proxy Statement.

RECOMMENDATION:

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

CORPORATE GOVERNANCE

Current Board Members

The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Sam K. Reed	—	—	—
George V. Bayly	—	—	**
Diana S. Ferguson	*	*	—
Dennis F. O’Brien	—	*	*
Frank J. O’Connell	*	*	—
Ann M. Sardini	*	**	—
Gary D. Smith	**	—	—
Terdema L. Ussery, II	—	—	*
David B. Vermylen	—	—	—

*	Member

**	Chairman

Corporate Governance Guidelines and Code of Ethics

We are committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically and in accordance with our Code of Ethics. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines, committee charters and the Code of Ethics are published on the Company’s website at www.treehousefoods.com in the investor relations information section and are also available upon request from the Corporate Secretary. The Board regularly reviews corporate governance developments and modifies the Company’s corporate governance materials as warranted. We will post any modifications of our corporate governance materials on our Company’s website.

Director Independence

The New York Stock Exchange listing rules require that a majority of the Company’s directors be independent. The Board determined that (i) Messrs. Bayly, O’Brien, O’Connell, Smith and Ussery and Ms. Ferguson and Ms. Sardini have no direct or indirect material relationships with management, and that they satisfy the New York Stock Exchange’s independence guidelines and are independent and (ii) that Messrs. Reed and Vermylen are not independent.

All members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent directors. The Board has determined that all of the members of our Audit Committee also satisfy the SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation. The portion of the Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix B.

Nomination of Directors

The Board is responsible for approving candidates for Board membership and has delegated the process of screening and recruiting potential director nominees to the Nominating and Corporate Governance Committee in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee seeks candidates who have a reputation for integrity, honesty and adherence to high ethical standards and who have demonstrated business acumen, experience and an ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender. When the Committee reviews a candidate for Board membership, the Committee looks specifically at the candidate’s background and qualifications in light of the needs of the Board and the Company at that time, given the then-current composition of the Board. The aim is to assemble a Board that provides a significant breadth of experience, knowledge and abilities that assist the Board in fulfilling its responsibilities. The members of the Board hold or have held senior executive positions in large, complex organizations and have operating experience that meets this objective. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Each of our directors also has experience serving on boards of directors and board committees of other public companies and has an understanding of corporate governance practices and trends.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including current Board members and stockholders. It also may, in its discretion, employ a third party search firm to assist in identifying candidates for director. Once a potential director candidate has been identified, including through the recommendation of a stockholder in accordance with the procedures set forth in our By-laws, the Nominating and Corporate Governance Committee evaluates the candidate according to the factors described above.

BOARD LEADERSHIP STRUCTURE

Board Chairman and CEO Roles

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Reed, our Chief Executive Officer and President, to serve as Chairman of the Board, while also selecting an independent, non-management director to serve as a lead director (“Lead Independent Director”) to provide independent leadership. Mr. Reed possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions.

With the exception of Messrs. Reed and Vermylen, each of the directors is independent and the Board believes that the independent directors provide effective oversight of management.

We do not have a formal policy that requires the Chief Executive Officer or any other member of management to serve as Chairman of the Board and the Board, in its discretion, may subsequently decide to change our leadership structure.

Lead Independent Director

The Company has chosen to combine the Chairman and Chief Executive Officer roles, and as a result the Board appointed the Lead Independent Director to coordinate the activities of the other non-management directors, and to perform such other duties and responsibilities as the Board may from time to time determine.

Currently, the Lead Independent Director is Mr. Ussery. The role of the Lead Independent Director includes:

•	Conducting and presiding at executive sessions of the Board;

•	Serving as a liaison to and acting as a regular communication channel between the non-employee members of the Board and the Chief Executive Officer of the Company;

•	In the event of the unavailability or incapacity of the Chairman of the Board, calling and conducting special meetings of the Board; and

•	Consulting with the Chairman and Chief Executive Officer about the concerns of the Board.

While serving as Lead Independent Director, Mr. Ussery has followed governance practices established by the Board that support effective communication and effective Board performance. The Lead Independent Director role fosters a Board culture of open discussion and deliberation, with thoughtful evaluation of risk, to support sound decision-making.

Our directors undergo an annual Board self-evaluation to determine whether the Board and its committees are functioning effectively. As part of the self-evaluation process, directors provide feedback evaluating Board effectiveness and committee effectiveness on multiple criteria. The Nominating and Corporate Governance Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. Each committee also conducts a self evaluation and reports its assessment of effectiveness to the Board. The assessments are discussed with the full Board each year.

Determination That Current Board Leadership Structure is Appropriate

The Board has determined that the current Board leadership structure is appropriate for TreeHouse for the following reasons:

•	The current structure is working well and the Lead Independent Director is highly effective in his role;

•	There is strong evidence that the Board is acting independently;

•

There are effectiveness and efficiency advantages of having a Chairman of the Board with the Chief Executive Officer’s significant food industry strategy, marketing, and operations knowledge and experience;

•	The Board has open discussions and thoughtful deliberations, especially in the evaluation of risk and in support of sound decision-making;

•

The current size, food industry focus, and relatively straightforward organization structure of the Company allows the Chairman of the Board and Chief Executive Officer roles to be effectively combined; and

•	The non-management directors meet regularly in private sessions to discuss issues regarding the Company.

The Board’s Role in Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines to govern the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. For example, our Vice President of Internal Audit reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board after meeting with our Vice President of Internal Audit and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Corporate Governance Committee annually reviews the Company’s Corporate Governance Guidelines and their implementation. Each committee regularly reports to the Board.

Meetings of the Board of Directors

The Board met five times during 2011. Each of the members of the Board participated in over 75% of the meetings of the Board and committees that took place while such person was a member of the Board and the applicable committee. Members of the Board are expected to attend each meeting, as set forth in the Company’s Corporate Governance Guidelines. It is the Board’s policy that all of our directors attend the Annual Meeting of Stockholders absent exceptional cause. All of our directors attended the Annual Meeting of Stockholders in 2011. The non-management directors of the Company meet regularly (at least quarterly) in executive sessions of the Board without management present. The Lead Independent Director presides over non-management sessions.

The Board has established standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board determines the membership of each of these committees from time to time, and only outside directors serve on these committees.

COMMITTEE MEETINGS/ROLE OF COMMITTEES

Audit Committee:    The Audit Committee held six meetings during 2011. The Audit Committee presently consists of Ms. Sardini, Ms. Ferguson and Messrs. O’Brien and O’Connell. The Audit Committee is composed entirely of independent directors (in accordance with the New York Stock Exchange listing standards and SEC rules). In addition, the Board has determined that Ms. Sardini, Ms. Ferguson, and Messrs. O’Brien and O’Connell are each qualified as an audit committee financial expert within the meaning of SEC regulations, and the Board has determined that each of them has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee reviews and approves the scope and cost of all audit services (including non-audit services) provided by the firm selected to conduct the audit. The Audit Committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls. The report of the Audit Committee is set forth later in this Proxy Statement.

Nominating and Corporate Governance Committee:    The Nominating and Corporate Governance Committee held four meetings in 2011. The Nominating and Corporate Governance Committee presently consists of Messrs. Bayly, O’Brien, and Ussery. The Nominating and Corporate Governance Committee is composed entirely of independent directors and operates pursuant to a written charter. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Governance Committee will consider nominees who are recommended by stockholders, provided such recommendations are made in accordance with the nominating procedures set forth in the Company’s By-laws. The report of the Nominating and Corporate Governance Committee is set forth later in this Proxy Statement.

Compensation Committee:    The Compensation Committee held six meetings in 2011. The Compensation Committee presently consists of Messrs. Smith and O’Connell, Ms. Ferguson, and Ms. Sardini. The Compensation Committee is composed entirely of independent directors. The Compensation Committee reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the TreeHouse Foods, Inc. Equity and Incentive Plan. The Compensation Committee also reviews the Company’s general compensation and benefit policies and programs, administers the Company’s 401(k) plan, and recommends director compensation programs to the Board. The report of the Compensation Committee is set forth later in this Proxy Statement.

Role of Compensation Consultants

Committee Consultant

Beginning in 2005, the Compensation Committee engaged an outside independent executive compensation consultant, Hewitt Associates (“Hewitt”) for advice and counsel regarding executive compensation matters. In January 2010, Hewitt effected a reorganization of its business by spinning-off Meridian Compensation Partners LLC (“Meridian”) as a separate, independent executive compensation consulting business. After reviewing relevant credentials, in February 2010, the Compensation Committee elected to engage Meridian as the Compensation Committee’s on-going independent executive compensation consultant. Meridian does not provide any consulting services to the Company other than the services provided directly to the Compensation Committee. Meridian provides a review of the competitiveness and appropriateness of all elements of compensation for the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer (collectively, the “Named Executive Officers” or “NEOs”) and advice on new and existing executive compensation programs and other related matters. Meridian is the exclusive consultant to the Compensation Committee regarding executive compensation matters and Hewitt will continue to provide actuarial and broad-based employee compensation and other non-executive compensation consultation to the management of the Company.

At the Compensation Committee’s direction, management provides all executive compensation materials to the independent consultant and discusses all such materials and recommendations with the independent consultant. The independent consultant considers the information and provides independent data to the Compensation Committee to facilitate its decision-making process. The independent consultant regularly meets with the Compensation Committee in executive sessions without members of management present.

Management Consultant

Management has retained Hewitt to provide consulting services regarding broad-based employee compensation practices and pension administration and actuarial services, but does not consult with regard to executive compensation matters.

Fees for Compensation Committee and Management Consultant

In 2011, the Compensation Committee engaged Meridian to provide executive compensation consulting services, and management engaged Hewitt to provide broad-based Compensation consulting services.

STOCK OWNERSHIP

Holdings of Management

The executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 2,958,775 shares of Common Stock or approximately 8.2% of the outstanding shares of Common Stock as of March 5, 2012 (see “Security Ownership of Certain Beneficial Owners and Management”). Such officers and directors have indicated an intention to vote in favor of each Proposal.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on March 5, 2012, certain information with respect to the beneficial ownership of common stock beneficially owned by (i) each director of the Company, (ii) the NEOs, (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. The address of the directors and officers listed below is c/o TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class(1)
Directors and Named Officers:
Sam K. Reed	1,111,095	(2)	3.1%
George V. Bayly	32,709	(3)	*
Diana S. Ferguson	13,510	(4)	*
Dennis F. O’Brien	5,910	(5)	*
Frank J. O’Connell	32,509	(6)	*
Ann M. Sardini	11,310	(7)	*
Gary D. Smith	33,509	(8)	*
Terdema L. Ussery, II	32,509	(9)	*
David B. Vermylen	529,838	(10)	1.5%
Dennis F. Riordan	203,830	(11)	*
Thomas E. O’Neill	397,147	(12)	1.1%
Harry J. Walsh	385,481	(13)	1.1%
Alan T. Gambrel	64,946	(14)	*
All directors and executive officers as a group (15 persons)	2,958,775		8.2%

Principal Stockholders:
Artisan Partners Holdings LP	2,088,675	(15)	5.8%
BlackRock, Inc.	2,624,692	(16)	7.3%
FMR LLC	4,831,187	(17)	13.4%
The Vanguard Group, Inc	1,935,266	(18)	5.4%

Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(1)	An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed one percent of our common stock outstanding at March 5, 2012.

(2)	Includes 539,077 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012 and 572,018 shares jointly held in family trusts.

(3)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012 and 10,010 vested restricted stock units, deferred until termination of service from the Board.

(4)	Includes 3,500 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012 and 6,310 vested restricted stock units, deferred until termination of service from the Board.

(5)	Includes 5,910 vested restricted stock units, deferred until termination of service from the Board.

(6)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012 and 7,600 vested restricted stock units, deferred until termination of service from the Board.

(7)	Includes 1,300 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012 and 10,010 vested restricted stock units, deferred until termination of service from the Board.

(8)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012, 10,010 vested restricted stock units, deferred until termination of service from the Board, and 1,000 shares of Common Stock held jointly in a family trust pledged in a standard margin account.

(9)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012 and 7,600 vested restricted stock units, deferred until termination of service from the Board.

(10)	Includes 331,769 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012 and 60,671 shares jointly held in a family trust.

(11)	Includes 177,150 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012.

(12)	Includes 227,184 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012.

(13)	Includes 227,184 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012.

(14)	Includes 56,447 shares of Common Stock issued under options currently exercisable within 60 days of March 5, 2012.

(15)	We have been informed pursuant to the Schedule 13G filed with the SEC on February 7, 2012 by Artisan Partners Holdings LP (“Artisan Holdings”) that (i) Artisan Holdings, Artisan Investment Corporation (“Artisan Corp.”), the general partner of Artisan Holdings, Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Andrew A. Ziegler and Carlene M. Ziegler aggregately own 2,088,675 shares of our Common Stock; (ii) Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Andrew A. Ziegler and Carlene M. Ziegler (A) do not have sole voting power and (B) have shared voting power as to 1,977,075 shares and (C) shared dispositive power as to 2,088,675 shares. The principal business address of Artisan Holdings, Artisan Corp, Artisan Partners, Artisan Investments, ZFIC, Mr. Ziegler and Ms. Ziegler is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(16)	We have been informed pursuant to the Schedule 13G filed with the SEC on February 10, 2012 that (i) BlackRock, Inc. owns 2,624,692 shares of our Common Stock; (ii) BlackRock, Inc. has (A) sole voting power as to 2,624,692 shares and (B) sole dispositive power as to 2,624,692 shares; and (iii) the principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(17)	We have been informed pursuant to the Schedule 13G filed with the SEC on February 14, 2012 by FMR LLC (“FMR”), and Edward C. Johnson 3d that (i) Fidelity Management & Research Company, a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 4,831,187 shares of our Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; (ii) the ownership of one investment company, Fidelity Contrafund, amounted to 3,553,434 shares of our Common Stock; and (iii) Edward C. Johnson 3d and FMR (A) have sole voting power as to 138,760 shares and (B) Edward C. Johnson 3d and FMR through its control of Fidelity each have sole dispositive power as to 4,623,027 shares. The principal business address of FMR and Fidelity Contrafund is 82 Devonshire Street, Boston, Massachusetts 02109.

(18)	We have been informed pursuant to the Schedule 13G filed with the SEC on February 9, 2012 by The Vanguard Group, Inc. that (i) The Vanguard Group, Inc. beneficially owns 1,935,266 shares of our Common Stock; and (ii) The Vanguard Group, Inc. has (A) sole voting power as to 51,467 shares, (B) sole dispositive power as to 1,883,799 shares and (C) shared dispositive power as to 51,467 shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to such filings, all the reports were submitted on time.

DIRECTORS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s directors and executive officers. In addition, biographies of Company’s directors and officers are also provided below, with the exception of Messrs. O’Connell, Ussery, and Vermylen, whose biographies are set forth in “Election of Directors (Proposal 1)” in this Proxy Statement.

Name	Age		Position
Sam K. Reed	65	(b)	Chief Executive Officer, President, and Chairman of the Board
George V. Bayly	69	(a)	Director
Diana S. Ferguson	48	(a)	Director
Dennis F. O’Brien	54	(b)	Director
Frank J. O’Connell	68	(c)	Director
Ann M. Sardini	62	(b)	Director
Gary D. Smith	69	(a)	Director
Terdema L. Ussery, II	53	(c)	Director
David B. Vermylen	61	(c)	Director, Senior Advisor, and Former President and Chief Operating Officer
Dennis F. Riordan	54		Executive Vice President and Chief Financial Officer
Thomas E. O’Neill	57		Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Harry J. Walsh	56		Executive Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC
Alan T. Gambrel	57		Senior Vice President – Human Resources for TreeHouse Foods, Inc., and Senior Vice President and Chief Administrative Officer of Bay Valley Foods, LLC
Erik T. Kahler	46		Senior Vice President, Corporate Development
Sharon M. Flanagan	46		Senior Vice President, Strategy, TreeHouse Foods, Inc. and Bay Valley Foods, LLC

(a)	Ms. Ferguson and Messrs. Bayly and Smith comprise a class of directors whose terms expire in 2013.
(b)	Ms. Sardini and Messrs. O’Brien and Reed comprise a class of directors whose terms expire in 2014.
(c)	Messrs. O’Connell, Ussery, and Vermylen comprise a class of directors who are nominated for re-election in 2012.

Directors

GEORGE V. BAYLY was elected as a Director on June 6, 2005. Since August 12, 2008, Mr. Bayly has served as principal of Whitehall Investors, LLC, a consulting and venture capital firm. Mr. Bayly served as Chairman and Interim-Chief Executive Officer of Altivity Packaging LLC, a maker of consumer packaging products and services, from September 2006 to March 2008. He also served as Co-Chairman of U.S. Can Corporation from 2003 to 2006 and Chief Executive Officer in 2005. In addition, from January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. Prior to joining Packaging Corporation of America, Mr. Bayly served as a Lieutenant Commander in the United States Navy. In addition to our Board, Mr. Bayly currently serves on, or has previously served on, the boards of directors of ACCO Brands Corporation, Graphic Packaging Holding Company, Huhtamaki Oyj and Ryt-Way Industries Inc., General Binding Corporation, Packaging Dynamics, Inc., U.S. Can Corporation and Altivity Packaging LLC. Mr. Bayly holds a B.S. from Miami University and an M.B.A from Northwestern University. Mr. Bayly is Chairman of the Nominating and Corporate Governance Committee of our Board. As a former executive of numerous large companies and a principal of a consulting and venture capital firm, Mr. Bayly has a broad understanding of the operational, financial and strategic issues facing public and private companies. This experience gives him valuable knowledge and perspective as Chairman of the Nominating and Corporate Governance Committee.

DIANA S. FERGUSON was elected as a Director on January 25, 2008. From February 2010 to May 2011, Ms. Ferguson served as Chief Financial Officer of Chicago Public Schools. Previously, Ms. Ferguson served as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company, a maker of coffee products, from April 2008 to November 2008. Prior to joining Folgers, Ms. Ferguson served as the Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc., a maker of table-top sweeteners and sweetened food products from April 2007 until March 2008. On January 6, 2009, Merisant Worldwide, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Laws. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation from June 2006 to March 2007. She had previously served in a number of leadership positions at Sara Lee Corporation including Senior Vice President of Strategy and Corporate Development from February 2005 to June 2006, as well as Treasurer from January 2001 to February 2005. Earlier, she held treasury management positions at Fort James Corporation, from 2000 to 2001 and Eaton Corporation from 1995 to 2000, she also served in various financial positions at Federal National Mortgage Association (Fannie Mae) from 1993 to 1995, the First National Bank of Chicago from 1989 to 1993 and IBM from 1985 to 1989. In addition to our Board, Ms. Ferguson has previously served on the board of directors of Integrys Energy Group. Ms. Ferguson holds a B.A. from Yale University and a Masters degree from Northwestern University. Ms. Ferguson is a member of the Audit and Compensation Committees of our Board. Ms. Ferguson has significant finance, acquisitions and food industry expertise as evidenced by her leadership roles at Folgers and Sara Lee Corporation. Given her expertise and financial acumen, Ms. Ferguson has proven to be an important contributor to Board deliberations on financial, corporate and strategic matters.

DENNIS F. O’BRIEN was elected as a Director on August 6, 2009. Since April 2008, Mr. O’Brien has served as a partner of Gryphon Investors, Inc., a private equity firm. Prior to joining Gryphon, Mr. O’Brien was the Chief Executive Officer of Penta Water Company, a maker of bottled water, from April 2007 to April 2008. Mr. O’Brien held a series of executive positions with ConAgra Foods, Inc., including President and Chief Operating Officer, Retail Products from 2004 to 2006, President and Chief Operating Officer, Grocery Foods from 2002 through 2004, Executive Vice President, Grocery Foods from 2001 to 2002 and President, ConAgra Store Brands from 2000 through 2001. In addition, Mr. O’Brien previously held executive and marketing positions at Armstrong World Industries, Campbell’s Soup Company, Nestle S.A. and Procter & Gamble. Mr. O’Brien holds a Bachelor of Science degree in marketing from the University of Connecticut. Mr. O’Brien is a member of the Audit and Nominating and Corporate Governance Committees of our Board of Directors. Mr. O’Brien provides insight and perspective on strategic, marketing and food industry matters stemming in part from his significant food industry experience.

SAM K. REED is the Chairman of our Board. Mr. Reed has served as our Chief Executive Officer since January 27, 2005 and President since July 1, 2011. Prior to joining us, Mr. Reed was a principal in TreeHouse LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to April 2002, Mr. Reed served as Vice Chairman of Kellogg Company. From January 1996 to March 2001, Mr. Reed served as the President and Chief Executive Officer, and as a director of Keebler Foods Company. Prior to joining Keebler, Mr. Reed served as Chief Executive Officer of Specialty Foods Corporation’s (unrelated to Dean Foods) Western Bakery Group division from 1994 to 1995. Mr. Reed has also served as President and Chief Executive Officer of Mother’s Cake and Cookie Co. and has held Executive Vice President positions at Wyndham Bakery Products and Murray Bakery Products. In addition to our Board, Mr. Reed has previously served on the Board of Directors of Weight Watchers International, Inc. and Tractor Supply Company. Mr. Reed holds a B.A. from Rice University and an M.B.A. from Stanford University. Mr. Reed has led a transformation of the Company focused on increasing value for customers and stockholders. With Mr. Reed’s broad experience and deep understanding of the Company and the food industry, and as Chief Executive Officer, he provides leadership and industry experience to the Board and to the Company.

ANN M. SARDINI was elected as a Director on May 1, 2008. Since April 2002, Ms. Sardini has served as the Chief Financial Officer of Weight Watchers International, Inc. She served as Chief Financial Officer of Vitamin Shoppe.com, Inc., a seller of vitamins and nutritional supplements, from September 1999 to December 2001, and from March 1995 to August 1999 she served as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop. In addition, Ms. Sardini has held finance positions at QVC, Inc., Chris Craft Industries and the National Broadcasting Company. In addition to our Board, Ms. Sardini currently serves on or has previously served on the boards of directors of Weight Watchers Danone China Co. Ltd. and Venaca Inc. Ms. Sardini holds a B.A. from Boston College and an M.B.A from Simmons College Graduate School of Management. Ms. Sardini is Chairman of the Audit Committee and a member of the Compensation Committee of our Board. Ms. Sardini has over 20 years of experience in senior financial management positions in branded media and consumer products companies. She provides independent guidance to the Board on a wide variety of general corporate and strategic matters based on her extensive executive experience, financial experience as chief financial officer of a public company, and broad business background.

GARY D. SMITH was elected as a Director on June 6, 2005. Since January 2001, Mr. Smith has served as Chief Executive Officer and Chairman of Encore Associates, Inc., a consulting firm specializing in serving the national food and retail goods sectors, and since 2005 he has been a Managing Director of Encore Consumer Capital. From April 1995 to December 2004, Mr. Smith served as Senior Vice President — Marketing of Safeway Inc. In addition, Mr. Smith held various management positions at Safeway Inc. from 1961 to 1995. In addition to our Board, Mr. Smith currently serves on or has previously served on the boards of directors of AgriWise, Inc., Altierre Corporation, Philly’s Famous Water Ice, Inc., the Winery Exchange, Inc., and Aidells Sausage Company, Inc. Mr. Smith is an experienced business leader with skills that make him a valuable asset in his role as the Chairman of the Compensation Committee of our Board. Mr. Smith’s deep understanding of the grocery channel and experience as an acquirer and investor in businesses adds significantly to acquisitions and customer insight.

Executive Officers

Dennis F. Riordan is our Executive Vice President and Chief Financial Officer. From January 3, 2006 to July 1, 2011 Mr. Riordan was Senior Vice President and Chief Financial Officer of the Company. Prior to joining us, Mr. Riordan was Senior Vice President and Chief Financial Officer of Océ-USA Holding, Inc., a manufacturer of printers and printing supplies and services, where he was responsible for the company’s financial activities in North America. Mr. Riordan joined Océ-USA, Inc. in 1997 as Vice President and Chief Financial Officer and was elevated to Chief Financial Officer of Océ-USA Holding, Inc. in 1999. In 2004, Mr. Riordan was named Senior Vice President and Chief Financial Officer and assumed the chairmanship of the company’s wholly owned subsidiaries Arkwright, Inc. and Océ Mexico de S.A. Previously, Mr. Riordan held positions with Sunbeam Corporation, Wilson Sporting Goods and Coopers & Lybrand. Mr. Riordan has also served on the boards of directors of Océ-USA Holdings, Océ North America, Océ Business Services, Inc. and Arkwright, Inc., all of which are wholly owned subsidiaries of Océ NV. Mr. Riordan is a Certified Public Accountant and holds a B.A. from Cleveland State University.

Thomas E. O’Neill is our Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary. From January 27, 2005 to July 1, 2011 Mr. O’Neill was Senior Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary of the Company. Prior to joining us, Mr. O’Neill was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From February 2000 to March 2001, he served as Senior Vice President, Secretary and General Counsel of Keebler Foods Company. He previously served at Keebler as Vice President, Secretary and General Counsel from December 1996 to February 2000. Prior to joining Keebler, Mr. O’Neill served as Vice President and Division Counsel for the Worldwide Beverage Division of the Quaker Oats Company from December 1994 to December 1996; Vice President and Division Counsel of the Gatorade Worldwide Division of the Quaker Oats Company from 1991 to 1994; and Corporate Counsel at Quaker Oats from 1985 to 1991. Prior to joining Quaker Oats, Mr. O’Neill was an attorney at Winston & Strawn LLP. In 1991, Mr. O’Neill completed the Program for Management Development at Harvard Business School. Mr. O’Neill holds a B.A. and J.D. from the University of Notre Dame.

Harry J. Walsh is an Executive Vice President of TreeHouse and President of Bay Valley Foods, LLC (“Bay Valley Foods”). From January 27, 2005 to July 1, 2011, Mr. Walsh served in the position of Senior Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC. From January 2005 through July 2008 Mr. Walsh served in the position of Senior Vice President – Operations of TreeHouse. Prior to joining us, Mr. Walsh was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From June 1996 to October 2002, Mr. Walsh served as Senior Vice President of the Specialty Products Division of Keebler Foods Company. Mr. Walsh was President and Chief Operations Officer of Bake-Line Products from March 1999 to February 2001; Vice

President-Logistics and Supply Chain Management from April 1997 to February 1999; Vice President-Corporate Planning and Development from January 1997 to April 1997; and Chief Operating Officer of Sunshine Biscuits from June 1996 to December 1996. Prior to joining Keebler, Mr. Walsh served as Vice President of G.F. Industries, Inc. and President and Chief Operating Officer and Chief Financial Officer for Granny Goose Foods, Inc. Prior to entering the food industry, Mr. Walsh was an accountant with Arthur Andersen & Co. Mr. Walsh holds a B.A. from the University of Notre Dame.

Alan T. Gambrel is our Senior Vice President — Human Resources for TreeHouse and, since July 2008, Senior Vice President and Chief Administrative Officer for Bay Valley Foods, LLC. Mr. Gambrel has served as Senior Vice President — Human Resources since 2005. Prior to joining TreeHouse, Mr. Gambrel served as Vice President of Administration for Bake Line Group from 2001, until it filed for bankruptcy protection in January 2004. From 1999 to 2001 he was the Vice President of Human Resources for Keebler Foods Company. He previously served as Vice President Human Resources for Stella Foods from 1994 to 1999. His prior experience also includes Senior Human Resource positions at Kraft Foods and PepsiCo. Mr. Gambrel served as President of the Alumni Advisory Board for Michigan State’s School of Management from 2004 to 2006. Mr. Gambrel holds a B.A. from Michigan State University.

Erik T. Kahler is our Senior Vice President Corporate Development. Prior to joining TreeHouse, Mr. Kahler served as Managing Director of Dresdner Kleinwort Securities, LLC, a full service lending global investment bank for public and private companies, from May 2004 to October 2006. From November 1997 to July 2003, Mr. Kahler held senior investment banking leadership roles at Citigroup, Inc., as Director — Mergers and Acquisitions Citigroup Global Markets Holdings Inc. and at Wasserstein Perella & Company, Inc., where he was Vice President — Mergers and Acquisitions. Prior to joining Wasserstein Perella, Mr. Kahler worked for Ernst & Young and CIBC in various financial advisory roles. Mr. Kahler holds a B.A. from Colorado College and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Sharon M. Flanagan is our Senior Vice President — Strategy. Prior to joining TreeHouse, Ms. Flanagan was a partner in McKinsey & Company’s Consumer Packaged Goods and Retail Practices from March 1994 to July 2007. McKinsey & Company is a preeminent worldwide management consulting firm. Ms. Flanagan held various leadership roles at McKinsey including co-leadership of the Consumer and Retail Practice for the Chicago office. As a strategy, operations and marketing consultant, Ms. Flanagan served numerous Fortune 100 companies over her tenure. Prior to joining McKinsey, Ms. Flanagan worked in marketing for General Mills. Ms. Flanagan serves on the Board of Land O’ Frost Foods and is a member of The Chicago Network. Ms. Flanagan holds a B.A. from Dartmouth College, and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Compensation Risk Assessment

Senior human resource executives of the Company have conducted a risk assessment of our employee compensation programs, including our executive compensation programs. The Compensation Committee and its consultant reviewed and discussed the findings of the assessment and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our Company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Compensation Committee considered the attributes of our programs in 2011, including:

•	The appropriate compensation mix between fixed (base salary) and variable (annual and long-term incentive) pay opportunities;

•	The assessment of fixed, variable, and total direct compensation pay opportunities with market data and market practices for the NEOs;

•	The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;

•	Performance metrics that are tied to key Company measures of short and long-term performance;

•	The alignment of the timing of the achievement and realization of income from annual and long-term incentive performance and payouts from these plans;

•	Stretch yet achievable performance targets in the annual and long-term incentive plans; and

•	The mix of long-term incentive vehicles that encourage value creation, retention, and stock price appreciation.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for NEOs. This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

TreeHouse was formed in 2005 by Dean Foods Company through a spin-off of the Dean Specialty Foods Group and the subsequent issuance of TreeHouse common stock to Dean Foods shareholders. Six months prior to the spin-off, Dean Foods Company recruited Messrs. Reed, Vermylen, O’Neill, Walsh and E. Nichol McCully (our former CFO who retired in April 2006) to lead the Company. These individuals collectively invested $10 million of their own money in Company stock and received a compensation package that Dean Foods Company determined was fair and comparable to other spun-off companies. In connection with the spin-off, on June 28, 2005, Messrs. Reed, Vermylen, O’Neill, Walsh and McCully received restricted stock and restricted stock units which would vest only after performance criteria were achieved (referred to as the Founder Award Grant) as well as pre-approved stock options.

Since the Company’s inception in 2005, our overriding compensation philosophy, goals and objectives for executive compensation programs have been:

•	To attract, motivate and retain superior leadership talent for the Company.

•

To closely link NEO compensation to our performance goals with particular emphasis on rapid growth, operational excellence and acquisitions through attractive annual incentive opportunities based on stretch targets.

•	To support business strategies, plans and initiatives that drive superior long-term value for shareholders.

•	To link pay to performance by providing a significant majority of NEOs’ total compensation opportunity in variable or “pay at risk” compensation programs (annual and long-term incentive plans).

•

To align our NEOs’ financial interests with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

Summary of 2011 Executive Compensation Program

The following table provides an overview of TreeHouse compensation programs and program objectives for our NEOs.

Program	Descriptions	Program Objectives
Annual Cash Compensation
Base Salary	Fixed cash compensation based on size and scope of individual’s role and level of performance	•Retain & attract talented executives •Motivate individual contribution
Annual Cash Incentive Plan	Target annual incentive awards are expressed as a percent of base salary, are payable in cash, and range from 0% - 200% of target depending on Company performance	•Drive high performance on Operating Net Income & Cash Flow •Encourage collaboration across teams and business units
Long Term Incentive Compensation
Stock Options	Equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 37.5% of grant value for NEOs in 2011	•Drive long-term share price appreciation •Increase stock ownership & alignment with shareholders
Cash Long-Term Incentive Plan	Performance-based, overlapping 2 1/2 year performance cycle, running from 7/1/11-12/31/13; represented 37.5% of grant value for NEOs in 2011	•Retain talented executives •Drive long-term performance on Operating Net Income
Restricted Stock Units	Time-based equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 25% of grant value for NEOs in 2011	•Retain talented executives •Increase stock ownership & alignment with shareholders

Total Compensation Pay Mix and Pay-for-Performance

We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the long-term results of the Company. In addition, it is important that a significant portion of NEO pay be tied to incentive compensation to reinforce our pay-for-performance compensation philosophy.

In 2011, at target, NEOs received over half (51-60%) of their total compensation opportunity through the long-term incentive award. In addition, NEOs received approximately 20% of their total compensation opportunity in the form of the annual incentive award. In total, over two-thirds of NEOs’ total direct compensation opportunity is delivered in incentive compensation, which supports our pay-for-performance compensation philosophy.

Total Compensation Pay Mix of NEOs in 2011

Executives*	% Base Salary	% Annual Incentive	% Long-Term Incentive
Sam K. Reed	20%	20%	60%
Thomas E. O’Neill	30%	19%	51%
Dennis F. Riordan	30%	19%	51%
Harry J. Walsh	30%	19%	51%
Alan T. Gambrel	30%	18%	52%

*	Does not include Mr. Vermylen as he was an employee only for the first half of 2011 and did not receive an employee long-term incentive award in 2011.

We have worked with the Compensation Committee’s consultant, Meridian, to review our compensation programs to ensure competitiveness and benchmark these programs with companies with whom we compete for our management talent. These companies consist of competitors in one or more of our product categories and other similar companies in the private label and general food and beverage industry and form TreeHouse’s compensation comparator group (the “Compensation Comparator Group”). In 2010, the Compensation Comparator Group was refined by Meridian and TreeHouse management, to ensure these peer companies were all substantively in comparable industries and were similar in revenue size to TreeHouse. To this end, three companies in the 2009 Compensation Comparator Group (Alberto Culver, Church & Dwight, and Libbey Inc.) were removed because they were not principally in the food and beverage industry. In addition, six new peer companies were added: Corn Products, Hain Celestial, Snyder’s-Lance, Inc., Green Mountain Coffee, J&J Snack, and American Italian Pasta Company (subsequently removed when acquired in 2010). The refined 2011 Compensation Comparator Group is as follows:

Company	2010 Annual Revenues	March 31, 2011 Market Capitalization
HORMEL FOODS	$7,221	$7,351
HERSHEY	$5,671	$8,940
JM SMUCKER CO	$4,605	$8,093
RALCORP HOLDINGS	$4,049	$3,927
DEL MONTE FOODS*	$3,740	$3,778
CORN PRODUCTS	$4,367	$3,745
CHIQUITA BRANDS	$3,227	$6,360
MCCORMICK AND CO	$3,337	$693
SANDERSON FARMS	$1,925	$1,054
GREEN MOUNTAIN COFFEE	$1,357	$10,005
SENECA FOODS CORP	$1,280	$349
LANCASTER COLONY	$1,057	$1,652
SNYDER’S-LANCE, INC	$980	$1,346
HAIN CELESTIAL GROUP	$917	$1,422
J&J SNACK FOODS	$697	$884
PEER GROUP MEDIAN	$3,227	$3,973
PEER GROUP AVERAGE	$2,962	$3,745
TREEHOUSE FOODS	$1,817	$2,042

*	Del Monte Foods was taken private in March of 2011 and will be excluded from our 2012 Compensation Comparator Group. The market capitalization number represents value on December 31, 2010.

In addition to the Compensation Comparator Group, Meridian provides survey data for other companies of similar size to the Company from both general industry and the packaged foods sector. We believe that this additional information broadens our awareness of the practices of companies with whom we compete for management talent. Meridian then uses a combination of these sources to help us determine appropriate salary levels, annual incentive target percentages and metrics used in the annual incentive plan, and appropriate long-term incentive plan design including grant values for our Named Executive Officers. The Compensation Committee also considers recommendations from the Company’s Chief Executive Officer regarding salary, annual incentive and long-term incentive awards for senior executives.

Once NEO total compensation opportunities have been determined using the above-mentioned executive compensation data sources, we reward our management team with respect to annual and long-term incentives based on how well we perform compared to a broader food and beverage-focused performance comparator group (the “Performance Comparator Group”). We do this by considering the market expectations of the Performance Comparator Group in setting our budgets with targets reflecting performance that exceeds the expected performance of this group. We believe this provides a clear and objective way of ensuring our management team’s compensation and incentives are aligned with stockholder interests.

The following companies are included in our Performance Comparator Group:

Archer Daniels Midland Co.	Flower Foods, Inc.	Kraft Foods Inc.
B&G Foods, Inc.	General Mills, Inc.	Lancaster Colony Corp.
Campbell Soup Co.	Hain Celestial Group, Inc.	Lance, Inc.
ConAgra Foods Inc.	H.J. Heinz Company	McCormick & Co. Inc.
Corn Products Int’l	J&J Snack Foods Corp.	Peet’s Coffee and Tea
Del Monte Foods	JM Smucker Co.	Ralcorp Holdings Inc.
Farmer Bros. Inc.	Kellogg Co.	Sara Lee Corp.

Role of 2011 Advisory Approval of Executive Compensation in the Compensation Setting Process

The Compensation Committee reviewed the results of the 2011 stockholder advisory approval of NEO compensation and incorporated the results as one of many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (over 96%) of our stockholders approved the compensation program described in our 2011 proxy statement, the Compensation Committee did not implement changes to our executive compensation program.

Components of Compensation

There are three primary components to our management compensation program: base salary, annual cash incentive and long-term incentive compensation. Our management team has been assembled to lead a growth company that will expand significantly in size and complexity over time. We believe that total compensation (base salary, annual cash incentive and long-term incentive) should be in the third quartile of our competitive benchmarks when those benchmarks are size adjusted (through regression analysis) to our current revenue size. We seek to have each of these components at levels that are competitive with our Compensation Comparator Group. The Company continues to assess the competitive position of each of our components of compensation in relation to our competitors.

Base Salary:    We have positioned the base salary somewhat above the median for similarly sized businesses, allowing us to attract talent that has the ability to grow and lead a much larger business in the near future. For 2011, we increased the salaries for the executive officers and management by 3.0%, effective no later than March 16, 2011, after evaluating market data from several leading survey sources (including Hewitt, Hay Group and Mercer).

Annual Cash Incentive Plan:    Our NEOs’ annual incentive opportunity also reflects a third quartile position. The annual incentive for NEOs is based on attaining specific annual performance targets such as the operating net income targets determined by the Board, as adjusted positively or negatively for one-time items, and cash flow targets. The operating net income measure has been selected because it aligns with and helps drive our profitable growth strategy. The operating cash flow measure has been chosen because substantive positive cash flow enables us to pay down debt and help fund our “growth through acquisition” strategy.

For 2011, the amount of the potential incentive was 80% tied to the achievement of an operating net income target of $119.06 million (based on the Company’s budgeted operating net income established by the Compensation Committee), adjusted (as approved by the Compensation Committee) for acquisitions and one-time items. The remaining 20% of the potential incentive was tied to the achievement of an operating cash flow target of $93.00 million. We do not otherwise use discretion in determining the amount of incentive paid to NEOs. We consider the market expectations of our stock and year-over-year internal stretch goals, in setting our budget with targets reflecting performance that exceeds the expected performance of our Performance Comparator Group. In establishing goals, the Compensation Committee strives to ensure that the targets are consistent with the strategic goals set by the Board, and that the goals set are sufficiently ambitious so as to provide meaningful results, but with an opportunity to exceed targets if performance exceeds expectations. We believe the annual incentive plan keeps management focused on attaining strong near term financial performance. The 2011 annual incentive opportunity for the NEOs was awarded as follows:

		Minimum	Target	Maximum
Sam K. Reed	Chairman, Chief Executive Officer, and President	$0	$911,000	$1,822,000
David B. Vermylen*	Senior Advisor and Former President and Chief Operating Officer	$0	$243,600	$487,200
Dennis F. Riordan	Executive Vice President and Chief Financial Officer	$0	$276,900	$553,800
Thomas E. O’Neill	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	$0	$276,900	$553,800
Harry J. Walsh	Executive Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC	$0	$276,900	$553,800
Alan T. Gambrel	Senior Vice President of Human Resources for TreeHouse Foods, Inc. and Senior Vice President and Chief Administrative Officer of Bay Valley Foods, LLC	$0	$216,600	$433,200

*	Effective July 1, 2011, Mr. Vermylen was no longer an employee and became an advisor to the Company. Mr. Vermylen was eligible to receive a payout of his award on a pro rata basis, based on the number of months he was employed divided by twelve.

NEOs begin to earn payouts under the plan upon achievement of 90% of the operating net income and operating cash flow targets ratably up to the achievement of targeted payment upon the full achievement of 100% of the operating net income and operating cash flow targets. In addition, a NEO can earn 200% of the targeted payment if 110% or more of the targeted operating net income and operating cash flow is achieved. In 2011, after adjusting for unusual and one-time items and acquisitions, we attained $100.53 million in operating net income or 84.4% of the operating net income target, which provided a payout of 0% on this performance measure. In 2011, TreeHouse achieved $72.55 million of the operating cash flow or 78.0% of the cash flow target which resulted in a 0% of target payment on this performance measure. Therefore, none of our NEOs received an annual cash incentive award with respect to 2011 performance.

Long-Term Incentive Compensation:    The long-term incentive compensation program also reflects a third quartile position and was established to ensure that our senior management team is focused on long-term growth, profitability, and value creation. We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the longer-term results of our Company. We accomplish this through five primary programs:

•	Stock Options

•	Restricted Stock

•	Restricted Stock Units

•	Performance Units

•	Cash Long-Term Incentive Plan

2011 Long-Term Incentive Grant

In 2010, TreeHouse management and Meridian undertook a rigorous, extensive project to redesign the long-term incentive (“LTI”) plan. The LTI plan designs of our Compensation Comparator Group were carefully reviewed for prevalence and mix of long-term incentive vehicles utilized in their programs. Balancing the needs of our business strategy, market practices, and share availability, the following LTI plan was designed, approved, and implemented in 2010 and continued in 2011:

•

For NEOs and TreeHouse Senior Vice Presidents, we utilized three LTI vehicles to deliver the appropriate value: non-qualified stock options, restricted stock units and a performance-based cash LTI plan (“Cash LTIP”).

•

Stock Options: The non-qualified stock options vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date, and represented 37.5% of the LTI grant value to NEOs.

•

Restricted Stock Units: The restricted stock units vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date, and represented 25% of the LTI grant value to NEOs.

•

Cash LTIP: Unlike our Annual Cash Incentive Plan (“AIP’), which is based on two performance measures, the Cash LTIP has a single performance measure of operating net income. The performance targets for the Cash LTIP are set by considering the long-term market expectations of our stock and by setting targets that exceed the long-term EPS growth targets of our Performance Comparator Group. The Cash LTIP pays out on the third anniversary of the date of grant and is based on achieving operating net income results in each of the performance periods listed below, and represented 37.5% of the LTI grant value to NEOs. The performance periods of the 2011 Cash LTIP are as follows: July 1, 2011 through December 31, 2011; calendar year 2012; calendar year 2013; and the cumulative period July 1, 2011 through December 31, 2013. For the performance period July 1, 2011 through December 31, 2011, the operating net income target was $81.2 million. The operating net income targets for calendar years 2012, 2013 and the cumulative performance period are 111.5% of calendar year 2011 operating net income budget, 111.8% of the calendar year 2012 target, and the sum of the three target amounts, respectively. There is no payout below 80% achievement, and payout is up to 200% of target if achievement meets or exceeds 120% of the operating net income target.

•	For other TreeHouse and Bay Valley Foods senior leaders, we delivered the LTI value using two vehicles: restricted stock units and performance units.

•

The restricted stock units vest ratably over a three year period, beginning on the first anniversary of the grant date, and represented 50% of the LTI grant value to other senior leaders at TreeHouse and Bay Valley Foods.

•

The performance units are earned based on achieving operating net income goals in each of the performance periods listed below and represented 50% of the LTI grant value to other senior leaders. The performance periods of the 2011 performance units are as follows: July 1, 2011 through December 31 2011; calendar year 2012; calendar year 2013; and the cumulative period July 1, 2011 through December 31, 2013. The performance units will be converted to stock or cash at the discretion of the Compensation Committee on the third anniversary of the date of grant. The Company expects the performance units to be settled in stock and has the shares available to do so. For the performance period July 1, 2011 through December 31, 2011, the operating net income target was $81.2 million. The operating net income targets for calendar years 2012, 2013 and the cumulative performance period are

111.5% of calendar year 2011 operating net income budget, 111.8% of the calendar year 2012 target, and the sum of the three target amounts, respectively. The number of units that will be earned is based on the level of achievement relative to the targets. There is no payout below 80% achievement, and payout is up to 200% of target if achievement meets or exceeds 120% of the operating net income target.

•	For all other eligible participants, the LTI value was delivered through the granting of restricted stock units that vest ratably over a three year period on the anniversary of the grant date.

Stock Ownership and Holding Policies

Since the Company’s inception in 2005, when the original five NEOs invested $10 million of their own money into the Dean Specialty Foods spin-off, we have maintained a strong stock ownership culture at TreeHouse, with our NEO stock positions traditionally exceeding stock ownership guidelines at nearly all Fortune 500 companies. In addition, the NEO team beneficially owns approximately 7.5% of TreeHouse shares outstanding as of March 5, 2012.

Consistent with prevalent and best practices at publicly traded companies, in February 2012 we adopted formal stock ownership guidelines for our corporate officers. These guidelines provide that our officers achieve, within five years of reaching officer status, specified stock ownership levels, based on a multiple of such officer’s base salary. Shares of stock owned outright or through a trust, restricted stock and restricted stock units count towards fulfillment of the guidelines. The required stock ownership levels that must be attained by our corporate officers within the five-year period are as follows:

Position	Required Share Ownership Level
Chief Executive Officer	5X of Base Salary
Other Named Executive Officers	3X of Base Salary
Other Senior Vice Presidents	2X of Base Salary

All of our corporate officers are currently in compliance with these guidelines.

Based on the practice of significant stock ownership at TreeHouse and desire to give freedom of choice, we do not have equity holding policies for employees upon the exercise of stock options and the vesting of restricted stock or restricted stock units.

General Comp ensation Matters

All matters of our executive compensation programs are reviewed and approved by the Compensation Committee of the Board. This includes approving both the amounts of compensation and the timing of all grants. The Compensation Committee is given full access to its compensation expert, and has elected to use Meridian to provide consulting services with respect to the Company’s executive compensation practices including salary, bonus, perquisites, equity incentive awards, deferred compensation and other matters. The Compensation Committee regularly meets with Meridian representatives without the presence of Company management.

More details regarding the employment agreements of our management investors are summarized below.

Executive Perquisites:    TreeHouse annually reviews the Company’s practices for executive perquisites with the assistance of Meridian. We believe that the market trend is moving toward a cash allowance in lieu of various specific executive benefits such as automobile plans, financial planning consulting or club fees. We have granted an annual allowance of $25,000 to Mr. Reed and $10,000 to Messrs. O’Neill, Walsh, Riordan, and Gambrel to cover these types of benefits. This approach reduces the administrative burden of such programs and satisfies the desire to target market practices. These allowances are not included as eligible compensation for bonus or other purposes, and do not represent a significant portion of the executive’s total compensation. Our Board has also adopted policies regarding the personal use of the Company-owned aircraft by our NEOs. Generally, personal use is permitted, subject to availability. Personal use of the Company aircraft is principally that of our Chief Executive Officer. Personal use by other NEOs is infrequent. We calculate compensation for personal use based on the incremental costs of operating the aircraft. The largest single component of this cost is fuel. The 2011 Summary Compensation Table beginning on page 28 of this Proxy Statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

Deferred Compensation Plan:    Our Deferred Compensation Plan allows certain employees, including the NEOs, to defer receipt of salary and/or bonus payments. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the plan. We do not “match” amounts that are deferred by employees in the Deferred Compensation Plan. However, to the extent that employees in the Deferred Compensation Plan have their match in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan, the lost match would be credited instead to the Deferred Compensation Plan. Distributions are paid either upon termination of employment or at a specified date (at least two years after the original deferral) in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of eligible salary and bonus payments. The Deferred Compensation Plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts when due. When such payments are due to employees, the cash will be distributed from our general assets.

We provide deferred compensation to permit our employees to save for retirement on a tax-deferred basis. The Deferred Compensation Plan permits them to do this while also receiving investment returns on deferred amounts, as described above. We believe this is important as a retention and recruitment tool, as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Employment Agreements:    We have entered into employment agreements with Messrs. Reed, O’Neill, Walsh, and Riordan. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the employment agreements. The agreements also provide for benefits upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Mr. Gambrel, our newest NEO, is covered under the TreeHouse Foods, Inc. Executive Severance Plan and does not have a separate employment agreement. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2011, is found under the heading “Potential Payments Upon Termination Or Change In Control.”

We believe these severance programs are an important part of our overall compensation arrangements for our NEOs. We also believe these agreements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, without concern for their own continued employment. We also believe it is in the best interest of our stockholders to have a plan in place that will allow management to pursue all alternatives for the Company without undue concern for their own financial security. We also believe these agreements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees. We have received consulting services from Meridian with regard to market practices in an evaluation of severance programs.

In 2008, we amended the agreements with Messrs. Reed, O’Neill and Walsh to delay payments for six months in certain circumstances to conform to the deferred compensation rules contained in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

On February 10, 2011, we entered into a one-year consulting agreement with Mr. Vermylen which became effective on July 1, 2011 when Mr. Vermylen transitioned to a senior advisor role focusing on strategy, marketing and acquisitions (renewable upon mutual agreement). Effective July 1, 2011, Mr. Vermylen’s existing employment agreement terminated and he will receive $300,000 per annum as a consultant.

401(k) Savings Plan:    Under the TreeHouse Foods Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, Company employees, including our NEOs, may contribute up to 80% of regular earnings on a before-tax basis into their Savings Plan accounts (subject to IRS limits). Total contributions may not exceed 80% of eligible compensation. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their regular earnings and fifty cents for each additional dollar contributed on the next 2% of their regular earnings. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions established by the IRS.

Tax Treatment of Executive Compensation:    Section 162(m) of the Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million for the Chief Executive Officer of the Company and each of the three next most highly compensated executive officers (other than the Chief Financial Officer). Our equity and incentive plan is designed to allow us to grant awards that qualify for the performance-based exception to the Section 162(m) deductibility limit. Many of our key incentive programs are linked to the financial performance of the Company, and, therefore, we believe that we will preserve the deductibility of these executive compensation payments. However, deductibility of executive compensation is only one important factor considered by the Compensation Committee when determining compensation and the Compensation Committee retains the flexibility to award compensation that may exceed the limitation on deductibility under Section 162(m) when it believes it is in the Company’s and stockholders’ best interests.

EXECUTIVE COMPENSATION

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers during 2011 as well as certain other compensation information for NEOs during the years indicated.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	Other Bonus ($)	Grant Date Fair Market Value of Stock Awards ($)(c)	Grant Date Fair Market Value of Options ($)(d)	All Other Compensation ($)(e)	Total ($)
Sam K. Reed	2011	906,500	1,094,978	0	708,210	956,920	166,032	3,832,640
Chief Executive Officer	2010	880,167	2,506,884	0	590,169	796,887	145,568	4,919,675
and President	2009	856,167	2,613,500	0	522,425	0	123,932	4,116,024
David B. Vermylen	2011	355,670	511,435	0	103,761	0	189,279	1,160,145
Senior Advisor and	2010	588,333	1,262,107	0	279,749	377,423	28,554	2,536,166
Former President and	2009	571,667	1,335,000	0	243,419	0	36,963	2,187,049
Chief Operating Officer
Dennis F. Riordan	2011	424,000	359,040	0	187,758	252,464	28,469	1,251,731
Executive Vice President and	2010	412,167	759,160	0	1,235,173	260,852	19,800	2,687,152
Chief Financial Officer	2009	400,583	776,100	0	172,244	0	19,800	1,368,727
Thomas E. O’Neill	2011	424,000	359,040	0	187,758	252,464	26,917	1,250,179
Executive Vice President,	2010	412,167	759,160	0	192,851	260,852	30,793	1,655,823
General Counsel and Chief	2009	400,583	776,100	0	172,244	0	19,800	1,368,727
Administrative Officer
Harry J. Walsh	2011	424,000	359,040	0	187,758	252,464	19,800	1,243,062
Executive Vice President of	2010	412,167	734,430	0	192,851	260,852	21,087	1,621,387
TreeHouse Foods, Inc. and	2009	400,583	776,100	0	172,244	0	19,800	1,368,727
President of Bay Valley
Foods, LLC
Alan T. Gambrel	2011	359,167	230,450	0	159,210	213,780	19,800	982,407
Senior Vice President of Human Resources for TreeHouse Foods, Inc. and Senior Vice President and Chief Administrative Officer of Bay Valley Foods, LLC

a)	This amount represents employee wages earned during the year. Mr. Vermylen’s amount includes $54,170 earned as a director.

b)

The amounts in this column include the 2011 portions earned from the Cash LTIP awards, but have not been paid. From the 2009-2011 award, Mr. Reed earned $891,500, Mr. Vermylen earned $415,000, Messrs. Riordan, O’Neill, and Walsh each earned $292,500, and Mr. Gambrel earned $175,000. From the 2010-2012 award, Mr. Reed earned $203,478, Mr. Vermylen earned $96,435, Messrs. Riordan, O’Neill and Walsh each earned $66,540, and Mr. Gambrel earned $55,450. No amounts were earned from 2011-2013 award. No amounts were paid under the 2011 AIP.

c)	The awards shown in this column include restricted stock unit grants under the Equity and Incentive Plan in 2009, 2010, and 2011. The amount listed in 2011 for Mr. Vermylen was issued in connection with his services as a non-employee director. The amounts listed above are based on the grant date fair market value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

d)	The awards shown in this column include stock options granted in 2011 and 2010 based on the grant date fair market value of the awards computed in accordance with FASB ASC Topic 718. No stock options were granted in 2009.

e)	The amounts shown in this column include matching contributions under the Company’s 401(k) plan, cash payments in lieu of perquisites and personal use of the Company’s corporate aircraft. The amount listed in 2011 for Mr. Vermylen also includes his compensation earned in connection with his consulting agreement.

Details Behind All Other Compensation Columns

Name	Registrant Defined Contribution $	Cash Payment in Lieu of Perquisites $	Aircraft Usage $	Consulting Fees $	Total $
Sam K. Reed	9,800	25,000	131,232	0	166,032
David B. Vermylen	9,800	15,000	14,479	150,000	189,279
Dennis F. Riordan	9,800	10,000	8,669	0	28,469
Thomas E. O’Neill	9,800	10,000	7,117	0	26,917
Harry J. Walsh	9,800	10,000	0	0	19,800
Alan T. Gambrel	9,800	10,000	0	0	19,800

2011 Grants of Plan Based Awards

The following table sets forth annual and long-term compensation for the Company’s NEOs during 2011.

2011 Grants of Plan Based Awards

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target $(a)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards: Maximum $(a)	All Other Stock Awards: Number of Shares of Stock or Units #(b)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Stock and Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $
Sam K. Reed	AIP	01/1/2011	911,000	1,822,000	0	0	0	0
	Cash LTIP	6/27/2011	1,024,900	2,049,800	0	0	0	0
	RSU awards	6/27/2011	0	0	12,900	0	0	708,210
	NQ Options	6/27/2011	0	0	0	47,000	54.90	956,920

David B. Vermylen	AIP	01/1/2011	243,600	487,200	0	0	0	0
	Cash LTIP	6/27/2011	0	0	0	0	0	0
	RSU awards	6/27/2011	0	0	1,890	0	0	103,761
	NQ Options	6/27/2011	0	0	0	0	0	0

Dennis F. Riordan	AIP	01/1/2011	276,900	553,800	0	0	0	0
	Cash LTIP	6/27/2011	271,600	543,200	0	0	0	0
	RSU awards	6/27/2011	0	0	3,420	0	0	187,758
	NQ Options	6/27/2011	0	0	0	12,400	54.90	252,464

Thomas E. O’Neill	AIP	01/1/2011	276,900	553,800	0	0	0	0
	Cash LTIP	6/27/2011	271,600	543,200	0	0	0	0
	RSU awards	6/27/2011	0	0	3,420	0	0	187,758
	NQ Options	6/27/2011	0	0	0	12,400	54.90	252,464

Harry J. Walsh	AIP	01/1/2011	276,900	553,800	0	0	0	0
	Cash LTIP	6/27/2011	271,600	543,200	0	0	0	0
	RSU awards	6/27/2011	0	0	3,420	0	0	187,758
	NQ Options	6/27/2011	0	0	0	12,400	54.90	252,464

Alan T. Gambrel	AIP	01/1/2011	216,600	433,200	0	0	0	0
	Cash LTIP	6/27/2011	230,100	460,200	0	0	0	0
	RSU awards	6/27/2011	0	0	2,900	0	0	159,210
	NQ Options	6/27/2011	0	0	0	10,500	54.90	213,780

(a)	Consists of awards under our AIP and Cash LTIP programs, which are granted under our Equity and Incentive Plan. For the AIP, 0% of the target amount was earned. These AIP amounts are reported as Non-Equity Incentive Plan Compensation in the 2011 Summary Compensation Table. The Cash LTIP was awarded June 27, 2011 for the cumulative performance period July 1, 2011 to December 31, 2013. For the interim performance period of July 1, 2011 to December 31, 2011, the performance measure results were 77.2% of target: accordingly, each NEO earned 0% of the first tranche of the Award, as the threshold performance for earning payout is 80%. Payouts under the AIP and Cash LTIP may range from $0 up to the maximum as described above. Therefore, in accordance with SEC rules, we have omitted the threshold column.

(b)	Consists of restricted stock units granted under the Equity and Incentive Plan that vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date. The award for Mr. Vermylen was granted in connection with his service as a Board member. This award vests on the anniversary of the thirteenth month of the award.

(c)	Consists of non-qualified stock options granted under the Equity and Incentive Plan that vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date. The non-qualified options have a strike price of $54.90, which was the closing price of our Common Stock on date of grant.

Employment Agreements

On January 27, 2005, the Company entered into employment agreements with Messrs. Reed, O’Neill and Walsh. These individuals are referred to as the “management investors”. The terms of these employment agreements are substantially similar, other than the individual’s title, salary, bonus, option, restricted stock and restricted stock unit entitlements. The employment agreements provided for a three-year term that ended on June 28, 2008. The employment agreements also provide for one-year automatic extensions, absent written notice from either party of its intention not to extend the agreement.

Under the employment agreements, each management investor is entitled to a base salary at a specified annual rate, plus an incentive bonus based upon the achievement of certain performance objectives to be determined by the Board. The employment agreements also provided that each management investor received restricted shares and restricted stock units of our common stock and options to purchase additional shares of our common stock, subject to certain conditions and restrictions on transferability. These grants were intended to cover a three year period, from 2005 through the end of 2007. In 2008, the management investors began to participate in the Company’s long-term incentive grants as summarized in the tables above.

Each management investor is also entitled to participate in any benefit plan we maintain for our senior executive officers, including any life, medical, accident, or disability insurance plan, and any pension, profit sharing, retirement, deferred compensation or savings plan for our senior executive officers. We also will pay the reasonable expenses incurred by each management investor in the performance of his duties to us and indemnify the management investor against any loss or liability suffered in connection with such performance.

We are entitled to terminate each employment agreement with or without “Cause” (as defined in the employment agreements). Each management investor is entitled to terminate his employment agreement for “Good Reason” (as defined in the employment agreements) which includes a reduction in base salary or a material alteration in duties and responsibilities or for certain other specified reasons, including the death, disability or retirement of the management investor. If an employment agreement is terminated without Cause by us or with Good Reason by a management investor, the management investor will be entitled to a severance payment equal to two times (or three times, in the case of Mr. Reed) the sum of the annual base salary payable, continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed) and the target bonus amount owed to the management investor immediately prior to the end of the employment period, plus any incentive bonus the management investor would have been entitled to receive for the calendar year, had he remained employed by the Company. If an employment agreement is terminated under the same circumstances and within 24 months after a change of control of the Company, the management investor will be entitled to a severance payment equal to three times the annual base salary and target bonus amount payable to the management investor immediately prior to the end of the employment period, plus any incentive bonus the management investor would have been entitled to receive for the calendar year had he remained employed by the Company.

In 2008, we amended the agreements with the management investors to delay payments for six months in certain circumstances to conform to the deferred compensation rules contained in Code Section 409A.

On November 7, 2008 the Company entered into an employment agreement with Mr. Riordan. The terms and conditions of Mr. Riordan’s employment agreement are similar in nearly all material respects to the management investor agreements with regard to salary, bonus, benefits plans and severance. The exceptions are that there is no payment of excise taxes in the case of severance and he did not receive the three year equity grant that was provided to the management investors in 2005. Mr. Riordan has been receiving long-term incentive grants, which are summarized in the tables above and described below, since he joined the Company on January 3, 2006.

Mr. Gambrel is covered under the TreeHouse Foods, Inc. Executive Severance Plan (“Severance Plan”), and is entitled to severance provisions for involuntary termination by the Company without Cause or for voluntary termination by the executive for Good Reason. The Severance Plan provides payments for three tiers of executives. Mr. Gambrel is considered a tier two executive and is eligible for severance payments equal to one times his base salary and target incentive compensation. In the event of a change in control, under the Severance Plan, Mr. Gambrel is entitled to severance equal to two times his base salary plus two times his target incentive compensation.

On February 10, 2011, we entered into a one-year consulting agreement with Mr. Vermylen which became effective on July 1, 2011, when Mr. Vermylen transitioned to a senior advisor role focusing on strategy, marketing and acquisitions (renewable upon mutual agreement). Effective July 1, 2011, Mr.  Vermylen’s existing employment agreement terminated and he will receive $300,000 per annum as a consultant.

Awards

The grant for each NEO is listed in the 2011 Grants of Plan Based Awards Table on page 30 above. The significant features of the 2011 equity incentives are as follows:

2011 Non-Qualified Stock Options

The NEOs (excluding Mr. Vermylen) received an annual stock option grant on June 27, 2011, that vests annually in three approximately equal tranches, beginning on the first anniversary of the grant date.

2011 Restricted Stock Units

The NEOs (excluding Mr. Vermylen) and other managers of the Company received an annual restricted stock unit grant on June 27, 2011, that vests annually in three approximately equal tranches, beginning on the first anniversary of the grant date. Mr. Vermylen was granted restricted stock units in connection with his service as a Board member. Mr. Vermylen’s award vests on the anniversary of the thirteenth month of the award.

2011 Cash LTIP

The Cash LTIP pays out based on achieving operating net income results. The performance periods of the Cash LTIP are as follows: July 1, 2011 through December 31, 2011; calendar year 2012; calendar year 2013; and the cumulative period July 1, 2011 through December 31, 2013. The Cash LTIP pays out on the third anniversary of the date of grant and is based on achieving operating net income results in each of the performance periods. For the performance period July 1, 2011 through December 31, 2011, the operating net income target was $81.2 million. The operating net income targets for calendar years 2012, 2013 and the cumulative performance period are 111.5% of calendar year 2011 operating net income budget, 111.8% of the calendar year 2012 target, and the sum of the three target amounts, respectively. There is no payout below 80% achievement, and payout is up to 200% of target if achievement meets or exceeds 120% of the operating net income target.

2011 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of	Number of			Number	Market
		Securities	Securities			of Shares	Value of
		Underlying	Underlying			or Units	Shares or
		Unexercised	Unexercised			of Stock	Units of
		Options	Options	Option	Option	That	Stock That
		Exercisable	Unexercisable	Exercise	Expiration	Have Not	Have Not
Name	Grant Date	(#)	(#)(a)	Price ($)	Date	Vested (#)(b)	Vested ($)
Sam K. Reed.	6/28/2005	410,377	0	29.65	6/28/2015	0	0
	6/27/2008	114,800	0	24.06	6/27/2018	0	0
	6/29/2009	0	0	0		6,117	399,929
	6/28/2010	13,900	27,800	46.47	6/28/2020	0	0
	6/28/2010	0	0	0		8,466	553,507
	6/27/2011	0	47,000	54.90	6/27/2021	0	0
	6/27/2011	0	0	0		12,900	843,402

David B. Vermylen	6/28/2005	273,585	0	29.65	6/28/2015	0	0
	6/27/2008	51,600	0	24.06	6/27/2018	0	0
	6/29/2009	0	0	0		2,850	186,333
	6/28/2010	6,584	13,166	46.47	6/28/2020	0	0
	6/28/2010	0	0	0		4,013	262,370
	6/27/2011	0	0	0		1,890	123,568

Dennis F. Riordan	01/3/2006	100,000	0	18.60	01/3/2016	0	0
	6/27/2007	47,100	0	26.48	6/27/2017	0	0
	6/27/2008	25,500	0	24.06	6/27/2018	0	0
	6/29/2009	0	0	0		2,017	131,871
	6/28/2010	4,550	9,100	46.47	6/28/2020	0	0
	6/28/2010	0	0	0		2,766	180,841
	6/28/2010	0	0	0		14,953	977,627
	6/27/2011	0	12,400	54.90	6/27/2021	0	0
	6/27/2011	0	0	0		3,420	223,600

Thomas E. O’Neill	6/28/2005	186,534	0	29.65	6/28/2015	0	0
	6/27/2008	36,100	0	24.06	6/27/2018	0	0
	6/29/2009	0	0	0		2,017	131,871
	6/28/2010	4,550	9,100	46.47	6/28/2020	0	0
	6/28/2010	0	0	0		2,766	180,841
	6/27/2011	0	12,400	54.90	6/27/2021	0	0
	6/27/2011	0	0	0		3,420	223,600

Harry J. Walsh	6/28/2005	186,534	0	29.65	6/28/2015	0	0
	6/27/2008	36,100	0	24.06	6/27/2018	0	0
	6/29/2009	0	0	0		2,017	131,871
	6/28/2010	4,550	9,100	46.47	6/28/2020	0	0
	6/28/2010	0	0	0		2,766	180,841
	6/27/2011	0	12,400	54.90	6/27/2021	0	0
	6/27/2011	0	0	0		3,420	223,600

Alan T. Gambrel .	6/28/2005	28,730	0	29.65	6/28/2015	0	0
	6/27/2007	19,400	0	26.48	6/27/2017	0	0
	6/27/2008	4,533	0	24.06	6/27/2018	0	0
	6/29/2009	0	0	0		1,200	78,456
	6/28/2010	3,784	7,566	46.47	6/28/2020	0	0
	6/28/2010	0	0	0		2,306	150,766
	6/27/2011	0	10,500	54.90	6/27/2021	0	0
	6/27/2011	0	0	0		2,900	189,602

(a)	The option award for each NEO will vest annually in three approximately equal tranches, beginning on the anniversary date of the grant, as listed in the table.

(b)	Restricted stock units vest annually in three approximately equal tranches, beginning on the anniversary date of the grant, as listed in the table. Mr. Vermylen’s awards granted in 2011 vest on the anniversary of the thirteenth month of the award.

2011 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Sam K. Reed	0		0	4,234	(a)	232,870
	0		0	6,116	(b)	332,466
	0		0	51,000	(c)	2,799,900
	0		0	8,500	(d)	466,650
	0		0	60,000	(d)	3,294,000

David B. Vermylen	0		0	2,007	(a)	110,385
	0		0	2,850	(b)	154,926
	0		0	23,000	(c)	1,262,700
	0		0	3,833	(d)	210,432
	0		0	50,000	(d)	2,745,000

Dennis F. Riordan	0		0	1,384	(a)	76,120
	0		0	7,477	(a)	411,235
	0		0	2,016	(b)	109,590
	0		0	11,400	(c)	625,860
	0		0	1,900	(d)	104,310
	0		0	6,000	(d)	329,400

Thomas E. O’Neill	0		0	1,384	(a)	76,120
	0		0	2,016	(b)	109,590
	0		0	16,000	(c)	878,400
	0		0	2,666	(d)	146,363
	0		0	35,000	(d)	1,921,500

Harry J. Walsh	0		0	1,384	(a)	76,120
	0		0	2,016	(b)	109,590
	0		0	16,000	(c)	878,400
	0		0	2,666	(d)	146,363
	0		0	35,000	(d)	1,921,500

Alan T. Gambrel	5,000	(e)	151,750	0		0
	0		0	1,154	(a)	63,470
	0		0	1,200	(b)	65,232
	0		0	6,000	(c)	329,400
	0		0	1,000	(d)	54,900
	0		0	4,000	(d)	219,600

(a)	Represents the vesting of the first of three tranches of restricted stock unit awards granted in 2011.

(b)	Represents the vesting of the second tranche of restricted stock units granted in 2009.

(c)	Represents the vesting and payment of the performance units granted in 2008.

(d)	Represents the vesting of the third of three tranches of restricted stock awards granted in 2008.

(e)	Represents stock option awards exercised that were granted on June 28, 2005.

2011 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)(a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Sam K. Reed	0	0	(69,121)	0	1,276,084
David B. Vermylen	0	0	(5,788)	0	1,745,539
Dennis F. Riordan	0	0	0	0	0
Thomas E. O’Neill	0	0	0	0	0
Harry J. Walsh	0	0	0	0	0
Alan T. Gambrel	45,777	0	1,858	0	249,840

(a)	Amounts in this column are not included in the 2011 Summary Compensation Table of this Proxy Statement.

The 2011 Non-Qualified Deferred Compensation Table presents amounts previously deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan, except to the extent that employees in the plan have their Company matching contributions in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of the deferral.

The earnings/losses on Mr. Reed’s Deferred Compensation Plan account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Reed in advance and administered by an outside third party. As presented above, Mr. Reed’s 2011 annual loss was approximately 5.1%. The earnings/losses on Mr. Vermylen’s Deferred Compensation Plan account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Vermylen in advance and administered by an outside third party. As presented above, Mr. Vermylen’s 2011 annual loss was approximately 0.3%. The earnings/losses on Mr. Gambrel’s Deferred Compensation Plan account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Gambrel in advance and administered by an outside third party. As presented above, Mr. Gambrel generated an annual gain of approximately 0.7% in 2011. Messrs. O’Neill, Riordan and Walsh do not participate in the Deferred Compensation Plan.

Potential Payments Upon Termination Or Change In Control

As noted on page 31 of this Proxy Statement, we have entered into employment agreements with all of our NEOs except Mr. Gambrel (who is covered by the Severance Plan). The employment agreements provide for payments of certain benefits, as described below, upon the termination of an NEO. The NEO’s rights upon termination of his employment depend upon the circumstance of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in the employment agreements. For purposes of the employment agreements and the Severance Plan:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his position, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition.

•

The NEO is said to have Good Reason to terminate his employment and thereby gain access to the benefits described below if we assign the NEO duties that are materially inconsistent with his position, reduce his compensation, call for relocation, or take certain other actions specified in the definition.

The employment agreements and the Severance Plan require, as a precondition to the receipt of these payments, that the NEOs sign a standard form of release in which the NEO waives all claims that the NEO might have against us and certain associated individuals and entities. The NEOs’ employment agreements and the Severance Plan also include non-compete and non-solicit provisions that would apply for a period of one year following the NEO’s termination of employment, and non-disparagement (in the case of the Severance Plan only) and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment.

The employment agreement for each NEO and the Severance Plan specifies the payment to each individual in each of the following situations:

•	Involuntary termination without cause or resignation with Good Reason

•	Retirement

•	Death or disability

•	Termination without Cause or with Good Reason after change-in-control

In the event of an involuntary termination of the NEO without Cause, or resignation by the NEO for Good Reason, the NEO will receive two times his base salary and target bonus (three times in the case of Mr. Reed and one times in the case of Mr. Gambrel), and continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed and one year in the case of Mr. Gambrel). In addition, any unvested options, shall become vested and exercisable and any restricted stock and restricted stock units outstanding shall continue to vest on the same terms that would have applied if the NEO’s termination had not occurred. For the Cash LTIP, the NEO shall receive accrued awards plus a pro rata portion of the award (based on number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated without Cause by the Company.

Meridian has reviewed the existing change-in-control severance provisions of our NEOs’ employment agreements relative to the current practices of our Compensation Comparator Group and has found our practices to be within the norms of the group.

In the event of an involuntary termination of the employee without Cause, or resignation by the employee for Good Reason within a 24 month period immediately following a change-in-control of the Company, the NEO will receive three times the amount of his base salary and target bonus (two times in the case of Mr. Gambrel), and continuation of all health and welfare benefits for three years (two years in the case of Mr. Gambrel). In addition, all unvested options shall become vested and exercisable and any outstanding restricted stock and restricted stock units shall fully vest. For the Cash LTIP, all outstanding awards will vest at 100% of the amount earned upon full achievement of applicable performance criteria. The NEOs, with the exception of Mr. Riordan, are eligible to receive a “gross-up” payment from the Company to the extent they incur excise taxes under Section 4999 of the Code, pursuant to their pre-existing agreements.

In the event of death, disability or retirement, the NEO will receive no additional payments but all unvested options shall become vested and exercisable and any outstanding restricted stock and restricted stock units shall continue to vest on the same terms that would have applied if the NEO’s death, disability or retirement had not occurred. For the Cash LTIP, the NEO shall receive accrued awards plus a pro rata portion of the award (based on number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated due to death, disability, or retirement. In the event of disability, NEOs receive continuation of health and welfare benefits for three years.

In 2011, the Company issued equity and performance awards to our NEOs that are subject to the terms and conditions of the Equity and Incentive Plan, and include stock options, restricted stock units, and Cash LTIP awards. In the event of a change-in-control, unvested stock options will become fully vested, the restrictions on the restricted stock units will lapse, and the restrictions on the greater of the units awarded or accrued will lapse in full. For the Cash LTIP, all outstanding awards will vest at 100% of the amount earned upon full achievement of applicable performance criteria. In the event of death, disability, or retirement, unvested options will become fully vested, and a pro rata portion of the restricted stock and restricted stock units that would be eligible for lapse of restrictions on the next anniversary date of the grant will lapse. All other unvested awards will be forfeited for any other reason of termination.

The following tables illustrate the payouts to each NEO under each of the various separation situations. The tables assume that the terminations took place on December 31, 2011.

Name of Participant: Sam K. Reed

	Involuntary Termination without Cause or Resignation for Good Reason(1) ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	$5,466,000	$0	$0	$5,466,000	$0
Interest on Severance	$6,559	$0	$0	$6,559	$0
Pro-rated Annual Incentives	$0	$0	$0	$911,000	$0
Stock Options	$0	$0	$1,018,259	$1,018,259	$1,018,259
Restricted Stock Units	$0	$1,010,212	$1,010,212	$1,796,860	$1,796,860
Cash LTIP	$1,970,250	$1,970,250	$1,970,250	$3,153,400	$3,153,400
Welfare Benefits	$40,012	$0	$40,012	$40,012	$0
Excise Tax & Gross-Up	$0	$0	$0	$0	$0

Aggregate Payments	$7,482,821	$2,980,462	$4,038,733	$12,392,090	$5,968,519

(1)	Assumes Mr. Reed is acting as CEO at the time of involuntary or Good Reason termination. If Mr. Reed were not acting in the capacity of CEO, termination would result in the full vesting of stock options, restricted stock units and the Cash LTI award.

Name of Participant: David B. Vermylen

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death(2) ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	$0	$0	$0	$0	$0
Interest on Severance	$0	$0	$0	$0	$0
Pro-rated Annual Incentives	$0	$0	$0	$0	$0
Stock Options	$0	$0	$248,982	$0	$248,982
Restricted Stock Units	$0	$0	$333,559	$0	$448,725
Cash LTIP	$0	$0	$706,250	$0	$706,250
Welfare Benefits	$0	$0	$0	$0	$0
Excise Tax & Gross-Up	$0	$0	$0	$0	$0

Aggregate Payments	$0	$0	$1,288,791	$0	$1,403,957

(2)	Mr. Vermylen is not a party to an employment agreement, but is subject to a consulting agreement. The consulting agreement does not include provisions for the acceleration of his equity or cash awards. However, he would receive, subject to the terms of his awards, accelerated vesting of equity and cash awards as identified in the table.

Name of Participant: Dennis F. Riordan

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	$1,448,400	$0	$0	$2,172,600	$0
Interest on Severance	$2,607	$0	$0	$2,607	$0
Pro-rated Annual Incentives	$0	$0	$0	$298,200	$0
Stock Options	$0	$0	$302,033	$302,033	$302,033
Restricted Stock Units	$0	$957,557	$957,557	$1,513,983	$1,513,983
Cash LTIP	$645,750	$645,750	$645,750	$969,100	$969,100
Welfare Benefits	$22,343	$0	$33,514	$33,514	$0
Excise Tax & Gross-Up	$0	$0	$0	$0	$0

Aggregate Payments	$2,119,100	$1,603,307	$1,938,854	$5,292,037	$2,785,116

Name of Participant: Thomas E. O’Neill

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	$1,448,400	$0	$0	$2,172,600	$0
Interest on Severance	$2,607	$0	$0	$2,607	$0
Pro-rated Annual Incentives	$0	$0	$0	$298,200	$0
Stock Options	$0	$0	$302,033	$302,033	$302,033
Restricted Stock Units	$0	$312,580	$312,580	$536,333	$536,333
Cash LTIP	$645,750	$645,750	$645,750	$969,100	$969,100
Welfare Benefits	$22,343	$0	$33,514	$33,514	$0
Excise Tax & Gross-Up	$0	$0	$0	$0	$0

Aggregate Payments	$2,119,100	$958,330	$1,293,877	$4,314,387	$1,807,466

Name of Participant: Harry J. Walsh

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	$1,448,400	$0	$0	$2,172,600	$0
Interest on Severance	$2,607	$0	$0	$2,607	$0
Pro-rated Annual Incentives	$0	$0	$0	$298,200	$0
Stock Options	$0	$0	$302,033	$302,033	$302,033
Restricted Stock Units	$0	$312,580	$312,580	$536,333	$536,333
Cash LTIP	$645,750	$645,750	$645,750	$969,100	$969,100
Welfare Benefits	$27,735	$0	$41,602	$41,602	$0
Excise Tax & Gross-Up	$0	$0	$0	$0	$0

Aggregate Payments	$2,124,492	$958,330	$1,301,965	$4,322,475	$1,807,466

Name of Participant: Alan T. Gambrel

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	$577,600	$0	$0	$1,155,200	$0
Interest on Severance	$1,386	$0	$0	$1,386	$0
Pro-rated Annual Incentives	$0	$0	$0	$216,600	$0
Stock Options	$0	$0	$253,126	$253,126	$253,126
Restricted Stock Units	$0	$234,642	$234,642	$418,869	$418,869
Cash LTIP	$435,000	$435,000	$435,000	$708,225	$708,225
Welfare Benefits	$11,615	$0	$23,230	$23,230	$0
Excise Tax & Gross-Up	$0	$0	$0	$474,921	$0

Aggregate Payments	$1,025,601	$669,642	$945,998	$3,251,557	$1,380,220

2011 DIRECTOR COMPENSATION

Directors who are full-time employees of the Company receive no additional fee for service as a director. Non-employee directors receive a combination of cash payments and equity-based compensation as shown in the table and narrative below.

Name	Fees Earned or Paid in Cash ($)(a)	Restricted Stock Units ($)(b)	Total ($)
George V. Bayly	86,750	103,761	190,511
Diana S. Ferguson	89,500	103,761	193,261
Dennis F. O’Brien	88,000	103,761	191,761
Frank J. O’Connell	84,250	103,761	188,011
Ann M. Sardini	95,000	103,761	198,761
Gary D. Smith	88,250	103,761	192,011
Terdema L. Ussery, II	100,500	103,761	204,261
David B. Vermylen*	54,170	103,761	157,931

*	Effective July 1, 2011, Mr. Vermylen was no longer a member of management and therefore did not receive an employee equity grant.

(a)	Consists of the amounts described below under “Cash Compensation.” With respect to Mr. Ussery, this figure includes $20,000 paid for service as Lead Independent Director. With respect to Ms. Sardini, this figure includes $17,500 paid for service as Chairman of the Audit Committee. With respect to Mr. Bayly, this figure includes $15,000 paid for service as Chairman of the Nominating and Corporate Governance Committee. With respect to Mr. Smith, this figure includes $15,000 paid for service as Chairman of the Compensation Committee. With respect to Mr. Vermylen, these fees are also included in the Salary column of the 2011 Summary Compensation Table.

(b)	In 2011, each director was granted 1,890 restricted stock units with a grant date fair value of $54.90 per unit. As of December 31, 2011, Mr. Bayly has 22,499 stock options and 1,890 restricted stock units outstanding and 10,010 vested restricted stock units deferred until termination of service from the Board; Ms. Ferguson has 3,500 stock options and 1,890 restricted stock units outstanding and 6,310 restricted stock units deferred until termination of service from the Board; Mr. O’Brien has 1,890 restricted stock units outstanding and 5,910 restricted stock units deferred until termination of service from the Board; Mr. O’Connell has 22,499 stock options and 1,890 restricted stock units outstanding and 7,600 vested restricted stock units deferred until termination of service from the Board; Ms. Sardini has 1,300 stock options and 1,890 restricted stock units outstanding and 10,010 vested restricted stock units deferred until termination of service from the Board; Mr. Smith has 22,499 stock options and 1,890 restricted stock units outstanding and 10,010 vested restricted stock units deferred until termination of service from the Board (Mr. Smith has pledged an aggregate of 1,000 shares of common stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.); and Mr. Ussery has 22,499 stock options and 1,890 restricted stock units outstanding and 7,600 vested restricted stock units deferred until termination of service from the Board. Mr. Vermylen has 344,935 stock options and 8,753 restricted stock units outstanding. Mr. Vermylen’s awards granted in 2011 are also included in the 2011 Summary Compensation Table. No restricted stock units have been deferred.

Cash Compensation

For the 2010-2011 Board year, non-management Directors of the Company received an annual cash retainer of $50,000 and a meeting fee of $1,500 for each on-site meeting attended and $750 for each telephonic meeting attended. In addition, Committee Chairs (and the Lead Independent Director) received the following annual cash retainers: Audit Committee $10,000; Compensation Committee $5,000; Nominating and Governance $5,000; and the Lead Independent Director $10,000.

Starting in May 2011 (2011-2012 Board year), non-management Directors of the Company received a cash retainer of $65,000 per year. Committee members received annual cash retainers as follows: Audit Committee $7,500; Compensation Committee $5,000; and Nominating and Corporate Governance Committee $5,000. The Chairman of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received annual cash retainers of $17,500, $15,000, and $15,000 respectively and the Lead Independent Director received an annual cash retainer of $20,000. No individual meeting attendance fees are paid to Board or Committee members.

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with other stockholders, each non-management director will be granted options and/or restricted stock units of the Company’s stock having a value determined by the Board, which for 2011 was $103,761.

Board Stock Ownership and Age Requirements

At the same time that we adopted formal stock ownership guidelines for management in February 2012, we also adopted ownership guidelines for the Board. All outside directors are covered by the guidelines and must achieve a stock ownership level equal to three times their annual retainer within five years of joining the Board. Similar to the management guidelines, shares of stock owned outright or through a trust, restricted stock and restricted stock units count towards fulfillment of the guidelines. All of our outside directors are currently in compliance with these guidelines.

We have not set an upper age limit for Board members as we feel that highly experienced directors on our Board have provided and will provide our management team with great insight and wisdom into our business. In addition to our experiences, several corporate boards across the United States benefit greatly from more seasoned business leaders.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No member of the Compensation Committee was, during the year ended December 31, 2011, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board, during the year ended December 31, 2011.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that might incorporate by reference this Proxy Statement or future filings with the SEC, in whole or in part, the following Committee reports shall not be deemed to be incorporated by reference into any such filings, except to the extent we specifically incorporate by reference a specific report into such filing. Further, the information contained in the following committee reports shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in any of these reports be treated as soliciting materials.

The Board has established three committees to help oversee various matters of the Company. These include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees operates under the guidelines of their specific charters. These charters may be reviewed on our website at www.treehousefoods.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of four independent directors, Ms. Sardini and Ms. Ferguson, Messrs. O’Brien and O’Connell, and operates pursuant to a written charter. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and appoint, evaluate, and review the performance of the Audit Committee, and compensate the independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP any relationships that may impact its objectivity and independence, and the Audit Committee satisfied itself as to Deloitte & Touche LLP’s independence. The Audit Committee has reviewed and discussed the financial statements with management. The Audit Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with Deloitte & Touche LLP and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Based on the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

In order to assure that the provision of audit and non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by Deloitte & Touche LLP, and all other services, including review, attestation and non-audit services, other than de minimis services that satisfy the requirements of the New York Stock Exchange and the Exchange Act, pertaining to de minimis exceptions.

This report is respectfully submitted by the Audit Committee of the Board.

Ann M. Sardini, Chairman

Diana S. Ferguson

Dennis F. O’Brien

Frank J. O’Connell

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is currently comprised of three independent directors, Messrs. Bayly, O’Brien and Ussery. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the

Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The Board adopted a charter for the Nominating and Corporate Governance Committee in June 2005.

This report is respectfully submitted by the Nominating and Corporate Governance Committee of the Board.

George V. Bayly, Chairman

Dennis F. O’Brien

Terdema L. Ussery, II

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of Messrs. Smith and O’Connell, and Ms. Ferguson and Ms. Sardini and operates pursuant to a written charter. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s Proxy Statement to be filed in connection with the Meeting, each of which will be filed with the SEC.

This report is respectfully submitted by the Compensation Committee of the Board.

Gary D. Smith, Chairman

Diana S. Ferguson

Frank J. O’Connell

Ann M. Sardini

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional services rendered for the audit of our consolidated financial statements, audit of our internal controls over financial reporting and review of our quarterly reports on Form 10-Q and fees billed for other services rendered by Deloitte & Touche LLP for 2010 and 2011:

	2010	2011
Audit Fees	$1,143,531	$1,613,262
Audit-related Fees	$0	$0
Tax Fees	$40,543	$58,756
All other Fees(1)	$211,000	$0

Total Fees	$1,395,074	$1,672,018

(1)	All other Fees in 2010 includes accounting consultations and due diligence in connection with the Company’s acquisition of Sturm Foods, Inc. and S.T. Specialty Foods, Inc.

Audit fees include fees associated with the annual audit of our consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly reports on Form 10-Q. Audit-related fees include consultation concerning financial accounting and SEC reporting standards. Tax fees include services rendered for tax advice and tax planning. All other fees are for any other services not included in the first three categories. The Audit Committee pre-approved all of the audit, audit-related, tax and other services in accordance with the pre-approval policies described above under the heading “Committee Reports — Report of the Audit Committee” and determined that the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We maintain policies and procedures relating to the review, approval or ratification of transactions in which we are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related parties. Our Code of Ethics, which is available on our website at www.treehousefoods.com, prohibits our employees, including our executive officers, and directors from engaging in specified activities without prior approval. These activities typically relate to conflict of interest situations where an employee or director may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

We review all relationships and transactions in which the Company and our directors, executive officers, or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest and whether such transactions involve at least $120,000. Our legal department has responsibility for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify such related party relationships and transactions. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year. As required under SEC rules, transactions involving the Company that exceed $120,000 and that a related party has a direct or indirect material interest in will be disclosed in our Proxy Statement. Our Board has responsibility for reviewing and approving or ratifying related person transactions.

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION (PROPOSAL 3)

Pursuant to Section 14A of the Exchange Act, we are seeking the advisory approval of stockholders of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. As approved by its stockholders at the 2011 Annual Meeting of Stockholders, consistent with the Board’s recommendation, the Company is submitting this proposal for a non-binding vote on an annual basis. Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2012 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The Company has a pay-for-performance philosophy that forms the foundation of our decisions regarding executive compensation. This philosophy and the compensation structure approved by the Compensation Committee are central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our NEOs in variable or “pay at risk” compensation programs (annual and long-term incentive plans). Our program also aligns the NEOs’ financial interest with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our NEOs.

This advisory vote on the Company’s executive compensation program and practices is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review the voting results when evaluating our executive compensation program.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the Meeting is required for approval of this advisory resolution.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION SET FORTH ABOVE.

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR

EQUITY AND INCENTIVE PLAN, INCLUDING AN INCREASE IN THE

NUMBER OF SHARES SUBJECT TO THE PLAN (PROPOSAL 4)

In connection with our spin-off from Dean Foods Company, our Board adopted, and a majority of our stockholders approved, the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan. A majority of our stockholders then approved an amendment and restatement of the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan at our 2007 Annual Meeting of Stockholders, which changed the name of the plan to the TreeHouse Foods, Inc. Equity and Incentive Plan. The Compensation Committee of the Board has now recommended and the Board has approved, subject to stockholder approval, a further amendment and restatement of the Equity and Incentive Plan (as so amended and restated, the “Plan”) in order to extend the term of the Plan to February 9, 2022, increase the number of shares available for issuance under the Plan, approve the performance goals under the Plan for purposes of the requirements of Section 162(m) of the Code, and to make certain other changes to the Plan as described below. At the Meeting, stockholders will be asked to approve the Plan, as amended and restated.

The Plan includes a number of specific terms and limitations that the Board believes are consistent with the long-term interests of our stockholders and sound corporate governance practices. These include:

•

No evergreen provision. The Plan provides for a fixed reserve of shares of our common stock available for awards granted under the plan and does not provide for any annual increase of available shares.

•

Conservative share-counting provisions. The Plan prohibits shares tendered to pay the exercise price or shares withheld for payment of taxes of stock options and stock appreciation rights (“SARs”) to be added back to the number of shares remaining available for issuance under the plan. In addition, the Plan introduces a fungible share design under which each share subject to an award other than stock options and SARs will count as 2.19 shares against the total number of shares we have reserved for issuance under the Plan. The fungible share design is used in recognition of the fact that full-value awards can potentially be more costly to our stockholders than awards based on appreciation of stock price, such as options and SARs.

•	Limited terms. The Plan sets the maximum term for options and SARs at ten years. The Plan will terminate in 2022.

•	No stock option repricings. The Plan expressly prohibits the repricing of stock options and SARs, including through cancellations in exchange for another award or cash, without shareholder approval.

•	No discounted stock options or SARs. The Plan requires the exercise price of stock options and SARs to be not less than the fair market value of our common stock on the date of grant.

•

Change in control definition limited. The Plan contains a change in control definition that would trigger payments, if any, to participants only when an actual change in control of TreeHouse occurs. In addition, the amendments to the Plan remove the Board’s ability to determine, in its discretion, that events not specifically enumerated in the definition of change in control could constitute a change in control.

The material terms of the Plan and of the proposed amendments are provided below.

The Amendments to the Plan

•

On February 8, 2012, the Compensation Committee recommended and on February 9th, 2012, the Board approved, subject to stockholder approval, the amendment and restatement of the Plan that would increase the maximum number of shares of common stock that may be issued under the Plan by 3,250,000 shares, to 9,260,167 shares. Accordingly, based on information as of February 9, 2012, there will be 3,796,433 shares available for issuance under awards granted after April 26, 2012, after taking into account the 2,546,733 shares issued to date under the Plan and the 2,917,001 shares subject to awards outstanding as of that date. The Compensation Committee believes that increasing the total number of shares available for awards under the Plan is necessary to ensure that a sufficient number of shares will be available to fund our compensation programs. If the amendment is not approved, the Company expects that it will not have enough shares in the Plan to provide management and directors an annual market equity grant consistent with prior practices in 2013. If the amendment is approved by our stockholders, we plan to register the offer and sale of the 3,250,000 additional shares of common stock on a registration statement on Form S-8. If shares of our common stock are changed into or exchanged for a different kind or number of shares, for example in the event of a stock split, stock dividend or other recapitalization, then the number and kind of shares which may be issued under the Plan, the limitations on the number of shares which may be made subject to awards and the terms and provisions of outstanding awards will be appropriately adjusted to reflect such change in the common stock.

•	The term of the Plan has been extended to February 9, 2022, which is 10 years from the effective date of the amendment and restatement.

•

The Plan has also been amended to provide for a fungible share design such that each share subject to an award that is not a stock option or stock appreciation right granted pursuant to the Plan (a “full-value award”) will count as 2.19 shares against the total number of shares we have reserved for issuance under the Plan. This provision is included in the Plan because we recognize that full-value awards can potentially be more costly to our stockholders than awards whose value is derived solely from the appreciation of the underlying common stock, such as stock options and stock appreciation rights. The proposed amendment to the Plan increases the amount that each share subject to a full value award counts against the total number of shares we have reserved for issuance under the Plan from 1.0 to 2.19.

•

In accordance with best practices, the Plan has been amended to limit the extent to which shares subject to previous stock option and stock appreciation right awards may be reused for future awards. The following shares will not be added back to the aggregate number of shares of common stock available for issuance under the Plan: (i) shares tendered to us or withheld by us to pay the exercise price of a stock option, or to satisfy any tax withholding obligation with respect to stock options or stock appreciation rights; (ii) shares subject to stock appreciation rights that are not issued in connection with the settlement of stock appreciation rights for shares upon exercise; and (iii) shares from stock options that are “net exercised” to cover the exercise price.

•

In addition to seeking stockholder approval for the amendments described above, stockholder approval is necessary for us to make awards that may satisfy the requirements for tax deductibility under Section 162(m) of the Code, which limits the annual federal tax deduction for compensation paid to our Chief Executive Officer and the other three most highly compensated executive officers (other than the chief financial officer) to $1 million. Certain performance-based compensation is excluded from this limitation. The Plan was designed to allow us to make awards that comply with these performance-based compensation exclusions. However, in order to preserve this ability to make qualified performance-based awards, we are required to obtain stockholder approval of the performance goals in the Plan every five years. As such, we are seeking stockholder approval of the Plan, which contains annual limitations and performance criteria for performance based awards to maintain compliance with Section 162(m) of the Code. The performance criteria are described below in “Performance Shares and Performance Units; Performance Awards; Performance Criteria.”

Description of the Equity and Incentive Plan

The following is a summary of the Plan, as amended and restated, subject to receiving stockholder approval. For a more complete understanding of the Plan, please refer to the entire text of the Plan, a copy of which is included with this proxy statement as Appendix A.

The purposes of the Plan are to attract and retain non-employee directors, consultants, executive personnel and other key employees of outstanding ability, to motivate them by means of performance-related incentives and to enable them to participate in our growth and financial success. Eligibility to participate in the Plan is limited to our non-employee directors, consultants, and employees (including officers and directors who are employees) and the non-employee directors, consultants, and employees of our subsidiaries. As of February 9, 2012, we had approximately 4,000 employees and consultants and eight non-employee directors.

The Plan is administered by our Compensation Committee, which consists entirely of independent directors. The Compensation Committee or, with respect to awards to employees who are below the position of TreeHouse senior vice president (or any analogous title) and not executive officers, and if the committee so designates, our Chief Executive Officer or such other officer or officers will, from time to time, determine the specific persons to whom awards under the Plan will be granted, the extent of any such awards and the terms and conditions of each award. The Compensation Committee or its designee, pursuant to the terms of the Plan, also will make all other necessary decisions and interpretations under the Plan.

Under the Plan, the Compensation Committee may grant awards of various types of equity-based compensation, including stock options, SARs, restricted stock and restricted stock units, performance shares and performance units and other types of stock-based awards, and cash-based compensation consisting of annual bonuses. The maximum number of shares that are available to be awarded under the Plan is 9,260,167 shares of common stock of the Company, including 2,915,119 shares subject to outstanding awards as of February 9, 2012 and the 2,544,851 shares issued to date. As amended, the maximum number of shares of our common stock that may be issued under the Plan with respect to incentive stock options may not exceed 1,000,000 shares. In addition, no participant may be granted awards of restricted stock, restricted stock units, performance shares and performance units covering more than 1,500,000 shares in any calendar year and no participant may be granted options and SARs over 1,500,000 shares of our common stock in any calendar year. No more than $5,000,000 may be paid to any one participant with respect to cash-based awards made during a calendar year. Shares subject to awards that expire without being exercised, are cancelled or terminated or otherwise settled without the issuance of any shares of common stock shall again be available for grant under the Plan. Shares withheld to satisfy tax obligations for awards other than stock options and stock appreciation rights will again be available for issuance under the Plan. As described above, the following shares will not be added back to the aggregate number of shares of common stock available for issuance under the Plan: (i) shares tendered to us or withheld by us to pay the exercise price of a stock option, or to satisfy any tax withholding obligation with respect to stock options or stock appreciation rights; (ii) shares subject to stock appreciation rights that are not issued in connection with the settlement of stock appreciation rights for shares upon exercise; and (iii) shares from stock options that are “net exercised” to cover the exercise price.

Performance Shares and Performance Units; Performance Awards; Performance Criteria

The Compensation Committee may grant awards of performance shares or performance units under the Plan based upon the achievement of specified performance objectives or the occurrence of other events, such as a change in control, as determined by the Compensation Committee in its discretion. The Compensation Committee has the authority to determine other terms and conditions of the performance shares and performance units. Participants may not transfer any shares underlying such awards before they vest. The Compensation Committee may also grant Performance Awards under the Plan. Performance Awards may be payable in cash or in shares of common stock, and may relate to a single year performance period, such as an annual bonus award, or multi-year periods.

Unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability or retirement during the relevant performance period, the participant (or any designated beneficiary) will be entitled to the same payment in respect of the performance award, performance shares or performance units for that performance period as would have been payable if the participant’s service with us had continued until the end of that performance period. If a participant’s service is terminated for any other reason, all of the participant’s rights to the performance award, performance shares and performance units will be immediately forfeited and cancelled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and in any event, all such rights will be immediately forfeited and cancelled upon termination of employment for cause.

The Compensation Committee may establish performance goals applicable to any award, including performance awards, performance shares and performance units. When establishing a performance goal, the Compensation Committee will determine the performance period over which performance against the goal will be measured and the amount of cash or number or value of shares earned based on the level of the performance goal achieved. Additional provisions relating to the setting of the performance goal, certifying achievement of performance against the goal and the amount earned, and the ability to use negative discretion to reduce the amount earned apply to awards made to executive officers which are intended to meet the tax deducibility rules for “performance-based” compensation under Section 162(m) of the Code.

The Plan provides that the Compensation Committee may base the performance goals upon the relative or comparative attainment of one or more of the following performance criteria, (whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): total stockholder return, stock price, operating earnings or margins, net earnings, return on equity, income, market share, combined ratio, level of expenses, revenue, cash flow and, in the case of persons who are not executive officers, such other criteria as may be determined by the Compensation Committee. Performance criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. When establishing performance criteria for a performance period, the Compensation Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Compensation Committee deems appropriate.

Restricted Stock and Restricted Stock Units

The Compensation Committee may grant awards of restricted stock and restricted stock units under the Plan. The restricted stock and restricted stock units are forfeitable until they vest, and the participant may not transfer the restricted stock before it vests. Unless otherwise determined by the Compensation Committee, the restricted stock and the restricted stock units will vest on the third anniversary of the date of grant (subject to the participant’s continued service with us) or upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. Unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability or retirement during the restricted period, a pro rata portion of any restricted stock or restricted stock units held by the participant will vest and become not forfeitable based on the number of full calendar months of the participant’s service relative to the number of months in the restricted period at the date of termination. If a participant’s service is terminated for any other reason, any restricted stock or restricted stock units held by the participant will be immediately forfeited and cancelled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such restricted stock and restricted stock units will be immediately forfeited and cancelled upon termination of service for cause.

Stock Options and Stock Appreciation Rights

The Compensation Committee may grant awards of stock options and SARs under the Plan. The stock options may be either “incentive stock options” (as that term is defined in Section 422 of the Code), which provide the recipient with favorable tax treatment, or options that are not incentive stock options (“non-qualified stock options”). The Compensation Committee has the authority to determine the terms and conditions of the stock options, including the number of shares subject to each stock option and SAR, the exercise price per share, which must be at least the fair market value of a share of our common stock on the date of grant (as determined in accordance with the Plan), and when the stock option or SAR will become exercisable. Unless otherwise determined by the Compensation Committee, the stock options and SARs will become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Options and SARs may also become exercisable upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. The exercise period for any stock options and SARs awarded under the Plan may not extend beyond ten years from the date of grant.

Stock options and SARs awarded under the Plan that become vested and exercisable may be exercised in whole or in part. The exercise price must be paid either in cash or cash equivalents or, if permitted by the Compensation Committee, with previously acquired shares of our common stock, by means of a brokered cashless exercise or by a combination of the foregoing provided that the consideration tendered, valued as of the date tendered, is at least equal to the exercise price for the stock options being exercised.

SARs are similar to stock options, except that no exercise price is required to be paid. Upon exercise of a SAR, the participant will received payment equal to the increase in the fair market value of a share of common stock on the date of exercise over the exercise price (fair market value on date of grant) times the number of shares with respect to the SAR is exercised. The payment will be made in cash or shares of common stock of equivalent value.

Unless otherwise determined by the Compensation Committee or provided for in an employment or individual severance agreement, if a participant’s service is terminated by reason of death or disability, all stock options and SARs held by the participant at the date of termination will vest and become exercisable and will remain exercisable until the earlier of (i) the second anniversary of such termination (or, for incentive stock options, the first anniversary of such termination) or (ii) the expiration date of the option. If a participant’s service is terminated for any other reason, any stock options held by the participant that have not become vested and exercisable will be immediately cancelled and any stock options that have become vested and exercisable will remain exercisable for 90 days following such termination. In any event, all stock options (whether or not then vested and exercisable) will be immediately cancelled upon termination of service for cause. The Plan prohibits the repricing of stock options or SARs.

Other Stock-Based Awards

The Plan permits the Compensation Committee to grant other forms of stock-based awards with such terms and conditions as the Compensation Committee determines, including provisions relating to the impact of termination of service and a change in control. Such awards may include outright grants of shares without restriction or awards structured to meet the requirements of non-U.S. law or practice. Such awards may be settled by the issuance of shares or by a cash payment equal to the value of the shares earned under the award.

Change in Control

Except as otherwise provided in an employment or individual severance agreement or award agreement, upon a change in control (as defined in the Plan) of the Company, (i) all outstanding stock options and SARs will become immediately vested and exercisable; (ii) the restricted period of all outstanding restricted stock and restricted stock units will immediately lapse; and (iii) each outstanding performance share and performance unit will be cancelled in exchange for 100% of the amount earned upon full achievement of applicable performance criteria. In addition, the Compensation Committee may provide that in connection with a change in control:

•

each stock option and SAR will be cancelled in exchange for an amount equal to the excess, if any, of the price per share offered in respect of our common stock in conjunction with the transaction giving rise to the change in control or, in the case of a change in control occurring by reason of a change in the composition of our Board, the highest fair market value of our common stock on any of the preceding 30 trading days (such price, the “Change in Control Price”) over the exercise price for such option; and

•

each share of restricted stock and each restricted stock unit will be cancelled in exchange for an amount equal to the Change in Control Price multiplied by the number of shares of our common stock covered by such award. All amounts payable as a result of a change in control will be paid in cash or, at the discretion of the Compensation Committee, in shares of stock of any new employer.

If a change in control occurs as a result of a merger, reorganization, consolidation or sale of all or substantially all of our assets, any participant whose service is involuntarily terminated (other than for cause) on or after the date on which our stockholders approve the transaction giving rise to the change in control will be treated for purposes of the Plan as continuing service with us until the consummation of the change in control and to have been terminated immediately thereafter.

Amendment and Termination

The Board may terminate or suspend the Plan at any time, and from time to time may amend or modify the Plan, provided that without the approval by a majority of the votes cast at a duly constituted meeting of stockholders, no amendment or modification to the Plan may (i) materially increase the benefits accruing to participants under the Plan, (ii) except as a result of an adjustment in capitalization, materially increase the number of shares of stock subject to awards under the Plan or the number of awards or amount of cash that may be granted to a participant under the Plan, (iii) materially modify the requirements for participation in the Plan, or (iv) materially modify the Plan in any way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Consequently, the Plan cannot be amended to remove the prohibition on re-pricing or to permit the grant of options or SARs at below fair market value exercise prices without stockholder approval. No amendment, modification, or termination of the Plan shall in any material way adversely affect any award previously granted under the Plan without the consent of the participant. The Plan shall continue in effect, unless sooner terminated by the Board, until February 9, 2022, the tenth anniversary of the date on which the Plan was adopted by the Board, at which time no additional awards may be granted.

Summary of Federal Tax Consequences

The following is a brief description of the federal income tax treatment that generally applies to Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Plan. A participant may also be subject to state and local taxes.

Non-Qualified Stock Options.    The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options.    The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was, without a break in service, employed by us or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights.    The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Performance Shares.    A grant of restricted stock or performance shares will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture or become transferable. A participant may elect pursuant to Section 83(b) of the Code to have income recognized at the date a restricted stock award or performance share award, as the case may be, is granted and to have the applicable capital gain holding period commence as of that date. In such a case, we will be entitled to a corresponding deduction on the date of grant.

Restricted Stock Units and Performance Units.    A grant of restricted stock units or performance units will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividend equivalents are paid. No election pursuant to Section 83(b) of the Code may be made with respect to restricted stock units and performance units.

Performance Awards and Other Stock-Based Awards.    A grant of a performance award or other unvested stock-based award will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon payment of cash or the vesting or issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.

Tax Withholding.    As a condition to the delivery of any shares to the recipient of an award, we may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

The preceding is based on current federal tax laws and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Plan. A participant may also be subject to state and local taxes.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options under all of our equity compensation plans as of December 31, 2011:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants		(b) Weighted-average Exercise Price of Outstanding Options,		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in
Plan Category	and Rights		Warrants and Rights		Column(a))
	(In thousands)				(In thousands)
Equity compensation plans approved by security holders:
TreeHouse Foods, Inc. Equity and Incentive Plan	2,922	(1)	$29.76	(2)	539
Equity compensation plans not approved by security holders:
None	—		—		—

Total	2,922		$29.76		539

(1)	Includes 439 thousand restricted stock units and 130 thousand performance unit awards outstanding under the TreeHouse Foods, Inc. Equity and Incentive Plan.

(2)	Restricted stock units and performance units do not have an exercise price because their value is dependent upon continued performance conditions. Accordingly, the restricted stock units and performance units have been disregarded for purposes of computing the weighted-average exercise price.

New Plan Benefits Table

Awards under the Plan will be made at the discretion of the Compensation Committee. No decisions have been made on the amount and type of equity or long-term awards that are to be made under the Plan to participants in the future. The following table sets forth certain information relating to the amount of the 2012 target bonus that would be payable under the performance award to our NEOs and executive officers as a group. No amounts have been included relating to equity awards as the amounts of any such awards are not determinable at this time.

NEW PLAN BENEFITS TABLE

Name and Position	Dollar Value ($)(1)	Awards Granted(2)
Sam K. Reed	$936,000	$0
Chief Executive Officer and President

David B. Vermylen	N/A	$0
Senior Advisor and Former President and Chief Operating Officer

Thomas E. O’Neill	$306,600	$0
Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

Dennis F. Riordan	$306,600	$0
Executive Vice President and Chief Financial Officer

Harry J. Walsh	$306,600	$0
Executive Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC

Alan T. Gambrel	$222,600	$0
Senior Vice President – Human Resources for TreeHouse Foods, Inc., and Senior Vice President and Chief Administrative Officer of Bay Valley Foods, LLC

Executive Officers as a Group	$2,408,400	$0

Non-Employee Directors as a Group	N/A	$0

Non-Executive Officer Employees as a Group	$13,300,000	$0

(1)	Reflects amount of the annual bonus target under 2012 performance award.

(2)	Equity and long-term awards subject to Committee discretion and not determinable at this time.

RECOMMENDATION:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL

OF THE AMENDMENT AND RESTATEMENT OF OUR

EQUITY AND INCENTIVE PLAN, INCLUDING AN INCREASE IN THE

NUMBER OF SHARES SUBJECT TO THE PLAN.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2013 pursuant to Rule 14a-8 under the Exchange Act must send notice of such proposal to us so that we receive it no later than November 16, 2012. Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2013 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-laws. The notice provisions in our By-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2013, proper notice of the proposal must be received by us not less than 90 days or more than 120 days prior to the first anniversary of this year’s Meeting. Stockholder proposals should be addressed to TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60532, Attention: Corporate Secretary.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Stockholders who in the future wish to receive multiple copies may also contact the Company at 2021 Spring Road, Suite 600, Oak Brook, IL 60532, attention: Investor Relations; (708) 483-1300.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact the Board, the non-management directors or any individual director (including the Lead Independent Director) by writing to them c/o TreeHouse Foods Corporate Secretary, 2021 Spring Road, Suite 600, Oak Brook, IL 60523, and such mail will be forwarded to the director or directors, as the case may be.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has been advised that a representative of Deloitte & Touche LLP, its independent registered public accounting firm, will be present at the Meeting and available to respond to appropriate questions. The representative will also be given an opportunity to make a statement if he or she so desires.

OTHER MATTERS

If any other matters properly come before the Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

The Annual Report of the Company for the year ending December 31, 2011 was mailed to stockholders together with this Proxy Statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.treehousefoods.com. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.

You may also request one free copy of any of our filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning Thomas E. O’Neill, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1300.

By Order of the Board of Directors

Thomas E. O’Neill

Corporate Secretary

Appendix A

TREEHOUSE FOODS, INC.

EQUITY AND INCENTIVE PLAN

(Amended and Restated Effective February 9, 2012)

Section 1.    PURPOSE

The TreeHouse Foods, Inc. Equity and Incentive Plan (the “Plan”), was originally an amendment and restatement of the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan approved by stockholders on April 19, 2007. The Plan is intended to promote the interests of the Company and its shareholders by (i) attracting and retaining non-employee directors and executive personnel and other key employees of outstanding ability; (ii) motivating non-employee directors and executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range Performance Criteria; and (iii) enabling such non-employee directors and employees to participate in the growth and financial success of the Company.

Section 2.    DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means (i) for purposes of Incentive Stock Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8 of the Plan, inclusive.

“Award Agreement” means either a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, or a written or electronic statement issued by the Company describing the terms and conditions of an Award or Awards.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties; (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”, or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Cause” then, with respect to any Award made to such Participant, “Cause” shall have the meaning set forth in such employment or severance agreement. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the first occurrence of any of the following events after the Effective Date:

(i) any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii) the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the 12-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity);

(iv) the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x); and

(v) the shareholders of the Company approve a plan of complete liquidation of the Company, or such a plan is commenced; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Change of Control” then, with respect to any Award made to such Participant, “Change of Control” shall have the meaning set forth in such employment or severance agreement.

“Change in Control Price” means the price per share offered in respect of Stock in conjunction with any transaction resulting in a Change in Control on a fully-diluted basis (as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a share of Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.

“Company” means TreeHouse Foods, Inc., a Delaware corporation.

“Consultant” means any person, including an advisor, engaged by an Employer to render services to such Employer and who is not a Director or an Employee.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means any individual who is a member of the Board or the board of directors of an Affiliate of the Company.

“Disability” means, unless another definition is incorporated into the applicable Award Agreement, disability as specified under the long-term disability plan of the Company or an Affiliate thereof that covers the Participant, or if there is no such long-term disability plan, any other termination of a Participant’s Service under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such employment or severance agreement.

“Effective Date” means February 9, 2012, the date on which the Plan was approved by the Board.

“Employee” means any officer or employee employed by any Employer in a common-law employee-employer relationship.

“Employer” means the Company and any Affiliate thereof.

“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Fair Market Value” means the average of the highest and lowest sales prices of the Stock reported for consolidated trading of issues listed on the New York Stock Exchange on the date in question, or, if the Stock shall not have been traded on such date, the average of such highest and lowest sales prices on the first day prior thereto on which the Stock was so traded. Notwithstanding the foregoing, for Awards granted on or after the Effective Date, Fair Market Value means the closing price of the Stock as reported for consolidated trading of issues on the New York Stock Exchange on the date in question, or if the Stock was not traded on such date, the closing price on the first date prior thereto on which the Stock was so traded.

“Incentive Stock Option” means a stock option granted under Section 7 of the Plan that is designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

“Net Exercised” means the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-statutory Stock Option” means a stock option granted under Section 7 of the Plan that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Other Stock-Based Award” means an award of, or related to, shares of Stock other than Options, Restricted Stock, Performance Shares, Restricted Stock Units or Performance Units, as granted by the Committee in accordance with the provisions of Section 8 of the Plan.

“Participant” means an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive cash or Stock (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 5(c) of the Plan for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards, or Performance Units has been earned.

“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards, or Performance Units has been earned.

“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive one share of Stock (or the Fair Market Value thereof in cash or any combination of cash and Stock, as determined by the Committee), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Unit” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria. The Committee shall determine whether the earned portion of any such Performance Units shall be payable in cash, Stock or any combination thereof.

“Qualifying Termination of Employment” means a termination of a Participant’s Service with an Employer by reason of the Participant’s death, Disability or Retirement.

“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a fixed or variable stock denominated unit contingently awarded to a Participant under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s Service at or after the Participant’s normal retirement age or earlier retirement date established under any qualified retirement plan maintained by the Company; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such employment or severance agreement.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Special Termination” means a termination of the Participant’s Service due to death or Disability.

“Stock” means the common stock of the Company, par value $0.01 per share.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with an Option, designated as an SAR under Section 7 of the Plan.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b) Gender and Number.    Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Section 3.    POWERS OF THE COMMITTEE

(a) Eligibility.    Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the successful performance of the Company is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards.    The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration.    The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant, Participant or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee.    The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company the power and authority to make and/or administer Awards under the Plan with respect to individuals who are below the position of Company Senior Vice President (or any analogous title), pursuant to such conditions and limitations as the Committee may establish; provided that only the Committee or the Board may select, and grant Awards to, Executive Officers or exercise any other discretionary authority under the Plan in respect of Awards granted to such Executive Officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

(e) Restrictive Covenants and Other Conditions.    Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Stock) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the termination of the Participant’s Service and after the Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant.

(f) Participants Based Outside the United States.    To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth in Section 4 of the Plan regarding the maximum number of shares of Stock issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish, without amending the Plan, subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates of any of the foregoing and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any

Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate of any of the foregoing, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

Section 4.    MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number.    Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for issuance pursuant to Awards shall be the sum of (i) 6,010,167, including the 2,546,733 shares of Stock previously issued and the 2,917,001 shares of Stock subject to Awards outstanding as of the Effective Date and (ii) 3,250,000 shares of Stock. Such maximum number of shares shall be subject to adjustment in Section 4(d). Notwithstanding the provisions of Section 4(b) of the Plan, the maximum number of shares of Stock that may be issued in respect of Incentive Stock Options shall not exceed 1,000,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.

(b) Canceled, Terminated, or Forfeited Awards, etc.    Any shares of Stock subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock shall again be available for grant under the Plan. In applying the immediately preceding sentence, if (i) shares of Stock otherwise issuable or issued in respect of, or as part of, any Award other than Options and SARs are withheld to cover taxes, such shares shall not be treated as having been issued under the Plan and shall again be available for issuance under the Plan, (ii) shares of Stock otherwise issuable or issued in respect of, or as part of, any Award of Options or SARs are withheld to cover taxes or the exercise price of such Award, such shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan (iii) any Options are Net Exercised, the aggregate number of shares of Stock subject to such Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan, and (iv) any stock-settled SARs are exercised, the aggregate number of shares of Stock subject to such SARs shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, shares of Stock tendered to exercise outstanding Options or other Awards or to cover applicable taxes on Awards of Options and SARs shall not be available for issuance under the Plan, but shares of Stock tendered to cover applicable taxes on Awards other than Options and SARs shall be available for issuance under the Plan. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award; provided, however, that, notwithstanding the foregoing, for every one Share issued in respect of an award of (i) Restricted Stock, (ii) Restricted Stock Units, (iii) Performance Shares, (iv) Performance Units, (v) Performance Awards, and (vi) Other Stock-Based Awards, the number of Shares available for issuance under the Plan shall be reduced, by 2.19 Shares for purposes of determining the number of Shares that remain available for issuance under the Plan.

(c) Individual Award Limitations.    No Participant may be granted under the Plan in any calendar year Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units covering an aggregate of more than 1,500,000 shares of Stock, subject to adjustment as described in Section 4(d) or 10(b). No Participant may be granted Options and SARs with respect to more than 1,500,000 shares of Stock under the Plan in any calendar year, subject to adjustment as described in Section 4(d) or 10(b). The maximum aggregate cash payment with respect to cash-based Awards (including Performance Awards) granted in any one fiscal year that may be made to any Participant shall be $5,000,000. The amount earned under cash-based Performance Awards will be paid not later than March 15 of the calendar year following the calendar year in which the applicable performance period ended.

(d) Adjustment in Capitalization.    In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then an adjustment shall be made in the number and class of shares of stock available for Awards under Section 4(a) and the limitations in Section 4(c) and the Committee shall substitute for or add to each share of Stock that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding share of Stock was changed, for which each such share of Stock was exchanged, or to which each such share of Stock, as the case may be.

Section 5.    PERFORMANCE AWARDS, PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally.    The Committee shall have the authority to determine the Participants who shall receive Performance Awards, Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Awards, Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Earned Performance Awards, Performance Shares and Performance Units.    Performance Awards, Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Awards, Performance Shares and Performance Units on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not in excess of 200%) as the Committee shall specify.

(c) Performance Criteria.    At the discretion of the Committee, Performance Criteria may be based on the total return to the Company’s shareholders, inclusive of dividends paid, during the applicable Performance Period (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: total stockholder return, stock price, operating earnings or margins, net earnings, return on equity, income, market share, combined ratio, level of expenses, revenue, cash flow and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. When establishing Performance Criteria for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under

U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non- recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Special Rule for Performance Criteria.    If, at the time of grant, the Committee intends an Award of Performance Awards, Performance Shares or Performance Unit to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, (i) the Committee must establish the Performance Criteria for the applicable Performance Period no later than the 90th day after the Performance Period begins (or by such other date as may be required under Section 162(m) of the Code) and (ii) the Committee may not in any event increase the amount of compensation payable to a covered employee (within the meaning of Section 162(m) of the Code) upon attainment of a performance goal above the maximum amount approved by the Committee in clause (i) above.

(e) Certification of Attainment of Performance Criteria.    As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares, or the number and value of Performance Units, that have been earned on the basis of performance in relation to the established Performance Criteria.

(f) Payment of Awards.    Earned Performance Awards, Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 5(e) above, provided that (i) earned Performance Awards, Performance Shares and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Awards, Performance Shares or Performance Units pursuant to Section 9 of the Plan shall be distributed in accordance with Section 9. The Committee shall determine whether Performance Awards, Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.

(g) Newly Eligible Participants.    Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards, Performance Shares or Performance Units after the commencement of a Performance Period.

(h) Termination of Service.

(i) Qualifying Termination of Employment.    Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, a Participant whose Service terminates by reason of a Qualifying Termination of Employment on or after the first anniversary of the commencement of the relevant Performance Period (or such other period as the Committee shall specify at the time of grant of the Performance Awards, Performance Shares or Performance Units) shall be entitled to a distribution of the same Performance Awards, number of Performance Shares, or the value of Performance Units (without pro-ration) that would have been payable for the Performance Period had his or her Service continued until the end of the applicable Performance Period. Any Performance Awards, Performance Shares or value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as the Performance Awards, Performance Shares and the value of Performance Units are paid to other Participants (or at such earlier time as the Committee may permit). Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Awards, Performance Shares or Performance Units outstanding at the date of the Qualifying Termination of Employment that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of Service.

(ii) Termination for any Other Reason.    Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment during a Performance Period, all of the Participant’s rights to Performance Awards, Performance Shares and Performance Units related to such Performance Period shall be immediately forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unearned Performance Awards, Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii) Termination in Connection with a Change in Control.    Notwithstanding anything to the contrary in this Section 5(h), Section 9 of the Plan shall determine the treatment of Performance Awards, Performance Shares and Performance Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

Section 6.    RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant.    Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b) Vesting.    Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Subject to the Participant’s continued employment with his or her Employer on such date, the Restriction Period shall lapse upon the third anniversary of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria (and without regard to the minimum service requirement), which criteria shall be selected from those available to the Committee under Section 5(c) of the Plan, provided that any Award of Restricted Stock made to any Executive Officer that is intended to qualify as “other performance based compensation” under Section 162(m) of the Code shall be subject to the same restrictions and limitations applicable to Awards of Performance Shares under Section 5(d) of the Plan and subject to the certification required under Section 5(e) of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.

(c) Dividend Equivalents.    The Committee shall determine whether and to what extent dividends payable on Stock will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Restricted Stock and Restricted Stock Units.    At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock having an aggregate value equal to the Fair Market Value of one share of Stock.

(e) Restrictions on Transfer.    Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(f) Termination of Service.

(i) Qualifying Termination of Employment.    Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying Termination of Employment during the Restriction Period, a pro rata portion of any Stock related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii) Termination for any Other Reason.    Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and cancelled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii) Termination in Connection with a Change in Control.    Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

Section 7.    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant.    Options and Stock Appreciation Rights (“SARs”) may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, Non-statutory Stock Options and SARs. The grant date of an Option or SAR under the Plan will be the date on which the Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR shall be evidenced by an Award Agreement that shall specify the type of Option Award granted, the exercise price, the duration of the Option or SAR, the number of shares of Stock to which the Option or SAR pertains, the conditions upon which the Option or SAR or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may only be granted to Employees.

(b) Exercise Price.    The Committee shall establish the exercise price at the time each Option or SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.

(c) Vesting and Exercisability.    Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options and SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option or SAR. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee. No Option or SAR shall be exercisable on or after the tenth anniversary of its grant date (the fifth anniversary of the grant date for an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof). The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment of Option Exercise Price.    No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the Participant for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Payment of SAR Amount.    Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price; by (ii) the number of shares of Stock with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

(f) Incentive Stock Option Status.    Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

(g) Termination of Service.

(i) Special Termination.    Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Special Termination, then all Options and SARs held by the Participant on the effective date of such Special Termination shall vest and become exercisable and shall remain exercisable until the first to occur of (A) the second anniversary of the effective date of such Special Termination (or, for Incentive Stock Options, the first anniversary of such Special Termination) or (B) the expiration date of the Option or SAR.

(ii) Termination for any Other Reason.    Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is voluntarily or involuntarily terminated for any reason other than a Special Termination prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Special Termination or for Cause, any vested and exercisable Options and SARs then held by the Participant shall remain exercisable for a period of 90 days following the effective date of such termination of Service.

(iii) Termination for Cause.    Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv) Termination in Connection with a Change in Control.    Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

Section 8.    OTHER STOCK-BASED AWARDS

(a) Other Stock Based Awards.    The Committee may grant Other Stock-Based Awards, including, but not limited to, the outright grant of Stock in satisfaction of obligations of the Company or any Affiliate thereof under another compensatory plan, program or arrangement, modified Awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each Other-Stock Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions applicable thereto. Any Other Stock-Based Award may entail the transfer of actual shares of Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

(b) Termination of Service.    In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may be contain terms that are more or less favorable to the Participant.

Section 9.    CHANGE IN CONTROL

(a) Accelerated Vesting and Payment.

(i) In General.    Except as provided in an employment or individual severance agreement between a Participant and an Employer or an Award Agreement, upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately and (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately. Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (i) each Option shall be cancelled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the excess, if any, of the Change in Control Price over the exercise price for such Option and (ii) each share of Restricted Stock and each Restricted Stock Unit shall be cancelled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the Change in Control Price, multiplied by the number of shares of Stock covered by such Award.

(ii) Performance Awards, Performance Shares and Performance Units.    Except as provided in an Award Agreement, in the event of a Change in Control, (i) each outstanding Performance Award and Performance Share shall be cancelled in exchange for a payment equal to the payment that would have been payable had each such Performance Award or Performance Share been deemed equal to 100% (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) of the amount earned upon full achievement of applicable Performance Criteria and (ii) each outstanding Performance Unit shall be cancelled in exchange for a payment equal to the value that would have been payable had each such Performance Unit been deemed equal to 100% (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) of its initially established dollar or local currency denominated value.

(iii) Payments.    Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control), in good faith.

(b) Termination of Service Prior to Change in Control.    In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control, and to have been terminated immediately thereafter.

Section 10.    EFFECTIVE DATE, AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN OR AWARDS

(a) General.    The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the 10th anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 10(b), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing (including, but not limited to, repricing through cancellation of an Option or SAR with an exercise price greater than the Fair Market Value at the time of cancellation in exchange for another Award and/or cash payment). Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or it part. No amendment, modification, or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.

(b) Adjustment of Awards Upon the Occurrence of Certain Events.

(i) Equity Restructurings.    If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per share fair value underlying an Award to change, such as stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares or securities allocated to Awards that have been granted prior to any such change. Any such adjustment in an outstanding Option or SAR shall be made without change in the aggregate exercise price applicable to the unexercised portion of such Option or SAR but with a corresponding adjustment in the exercise price for each share of Stock or other unit of any security covered by such Option or SAR.

(ii) Reciprocal Transactions.    The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise Price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction.

(iii) Certain Unusual or Nonrecurring Events.    In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In case of an Award designed to qualify for the Performance-Based Exception (as defined in Code Section 409A), the Board will take care not to make an adjustment that would disqualify the Award.

(iv) Fractional Shares and Notice.    Fractional shares of Stock resulting from any adjustment in Awards pursuant to this Section 10(b) may be settled in cash or otherwise as the Board determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

Section 11.    DEFERRALS AND SECTION 409A

(a) Deferrals.    As provided in an Award Agreement, the Board may permit a Participant to defer receipt of cash or Shares of Stock that would otherwise be due to him or her under the Plan or otherwise create a deferred compensation arrangement (as defined in Section 409A) in accordance with this Section 11. For purposes of the Plan, “Section 409A” shall mean Code Section 409A and any applicable regulations or interpretative authority promulgated thereunder.

(b) Initial Deferral Elections.    The deferral of an Award or compensation otherwise payable to the Participant shall be set forth in the terms of the Award Agreement or as elected by the Participant pursuant to such rules and procedures as the Board may establish. Except as may otherwise be provided in the Award Agreement, any such initial deferral election by a Participant will designate a time and form of payment and shall be made at such time as provided below:

(i) A Participant may make a deferral election with respect to an Award (or compensation giving rise thereto) at any time in any calendar year preceding the year in which services giving rise to such compensation or Award are rendered.

(ii) In the case of the first year in which a Participant becomes eligible to receive an Award or defer compensation under the Plan (aggregating other plans of its type as set forth in Section 409A), the Participant may make a deferral election within 30 days after the date the Participant becomes eligible to participate in the Plan; provided that such election may apply only with respect to the portion of the Award or compensation attributable to services to be performed subsequent to the election.

(iii) Where the grant of an Award or payment of compensation, or the applicable vesting is conditioned upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Participant performs Service, a Participant may make a deferral election no later 6 months prior to the end of the applicable performance period.

(iv) Where the vesting of an Award is contingent upon the Participant’s continued Service for a period of no less than 13 months, the Participant may make a deferral election within 30 days of receiving an Award. Any such deferral election must defer receipt for a period of at least two years.

(v) A Participant may make a deferral election in other circumstances and at such times as may be permitted under Section 409A.

(c) Distribution Dates.    Any deferred compensation arrangement created under the Plan shall be distributed at such times as provided in the Award Agreement, which may be upon the earliest or latest of one or more of the following:

(i) A fixed date as set forth in the Award Agreement or pursuant to a Participant’s election;

(ii) the Participant’s death;

(iii) the Participant’s disability, as defined in Section 409A;

(iv) a change in control, as defined in Section 409A;

(v) an Unforeseeable Emergency, as defined in Section 409A and implemented by the Board;

(vi) a Participant’s separation of Service, as defined in Section 409A; or

(vii) such other events as permitted under Section 409A.

(d) Redeferrals.    The Company, in its discretion, may permit a Participant to make a subsequent election to delay a distribution date, or, as applicable, to change the form of distribution payments, attributable to one or more events triggering a distribution, so long as (i) such election may not take effect until at least twelve (12) months after the election is made, (ii) such election defers the distribution for a period of not less than five years from the date such distribution would otherwise have been made, and (iii) such election may not be made less than twelve (12) months prior to the date the distribution was to be made.

(e) Termination of Deferred Compensation Arrangements.    The Company may in its discretion terminate the deferred compensation arrangements created under the Plan subject to the following:

(i) the arrangement may be terminated within the 30 days preceding, or 12 months following, a change in control, as defined in Section 409A, provided that all payments under such arrangement are distributed in full within 12 months after such termination;

(ii) the arrangement may be terminated in the Company’s discretion at any time provided that (A) all deferred compensation arrangements of similar type maintained by the Company are terminated, (B) all payments are made at least 12 months and no more than 24 months after such termination, and (C) the Company does not adopt a new arrangement of similar type for a period of five years following the termination of the arrangement; and (iii) the arrangement may be terminated within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A) provided that the payments under the arrangement are distributed by the latest of the (A) the end of the calendar year of such termination, (B) the calendar year in which such payments are fully vested, or (C) the first calendar year in which such payment is administratively practicable.

(f) Section 409A Savings Clause.    Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interests and additional tax under Section 409A. Notwithstanding any other provision in the Plan to the contrary, if a Participant is a “Specified Employee,” as that term is used in Section 409A, at the time of his or her separation from service, no amount that is subject to Code Section 409A and that becomes payable by reason of such separation from service shall be paid to such Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, and (ii) within 30 days following the Participant’s death.

Section 12. GENERAL PROVISIONS

(a) Withholding.    The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards.    No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation.    Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation, in cash or property, in a manner which is not expressly authorized under the Plan.

(d) No Right to Employment.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.

The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the

Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder.    Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan.    The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Illinois (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements.    The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state, and foreign country laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Indemnification.    Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

(i) No Impact On Benefits.    Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(j) No Constraint on Corporate Action.    Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(k) Headings and Captions.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Appendix B

CORPORATE GOVERNANCE GUIDELINES: DIRECTOR INDEPENDENCE

Except as may otherwise be permitted by NYSE rules, a majority of the members of the Board shall be independent directors. To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and (2) in the Board’s judgment (based on all relevant facts and circumstances), the director does not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

B-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Proxies submitted by telephone or internet must be received by 11:59 p.m. Central Time, on April 25, 2012.

INTERNET http://www.proxyvoting.com/ths Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

19888	Fulfillment 20005-1

‚  FOLD AND DETACH HERE  ‚

The Board of Directors recommends a vote FOR all nominees for director and FOR proposals 2, 3, and 4 below.
	Please mark your votes as indicated in this example	☒

1. Election of Directors
NOMINEES:	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1 Frank J. O’Connell	☐	☐	☐	2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012.	☐	☐	☐

1.2 Terdema L. Ussery, II	☐	☐	☐	3.	Advisory vote to approve the Company’s executive compensation.	☐	☐	☐

1.3 David B. Vermylen	☐	☐	☐	4.	Approval of the amendment and restatement of our Equity and Incentive Plan, including an increase in the number of shares subject to the plan.	☐	☐	☐

				In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

				Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

Signature	Signature	Date

You can now access your TreeHouse Foods, Inc. account online.

Access your TreeHouse Foods, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for TreeHouse Foods, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status
•	View certificate history
•	View book-entry information
•	View payment history for dividends
•	Make address changes
•	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.proxyvoting.com/ths

‚  FOLD AND DETACH HERE  ‚

TREEHOUSE FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS – APRIL 26, 2012

The undersigned appoints Sam K. Reed, Dennis F. Riordan and Thomas E. O’Neill, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 26, 2012, and any adjournment or postponement thereof, upon the matters coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE, IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	19888	Fulfillment 20005-1